Exhibit 10.23

AMENDED AND RESTATED

MASTER TRANSFER AGREEMENT

between

CARVANA AUTO RECEIVABLES 2016-1 LLC

as Transferor

and

SONORAN AUTO RECEIVABLES TRUST 2016-1

DATED AS OF MARCH 6, 2017

i

ii

AMENDED AND RESTATED MASTER TRANSFER AGREEMENT

THIS AMENDED AND RESTATED MASTER TRANSFER AGREEMENT (as from time to time amended, supplemented or otherwise modified and in effect, this “Agreement”) is made as of March 6, 2017, between Carvana Auto Receivables 2016-1 LLC, a Delaware limited liability company (the “Transferor”), and Sonoran Auto Receivables Trust 2016-1 LLC, a Delaware statutory trust (the “Trust”).

RECITALS:

1. In the regular course of its business, Carvana, LLC (“Carvana”) sells used automobiles and light trucks and originates automobile and light truck retail installment sale contracts secured by such automobiles and light trucks.

2. On the Original Execution Date, Carvana and the Transferor have entered into the Master Sale Agreement (Warehouse) (the “Master Sale Agreement (Warehouse)”) pursuant to which Carvana has agreed to sell, and the Transferor has agreed to purchase, from time to time, certain Receivables and related property (including the security interests in the related Financed Vehicles).

3. The Transferor wishes to sell, and the Trust wishes to purchase, from time to time, such Receivables and related property (including the security interests in the related Financed Vehicles) pursuant to the terms of this Agreement.

4. Pursuant to the Loan and Security Agreement, dated as of December 22, 2016 (the “Loan and Security Agreement”), by and among the Transferor, the Trust, Carvana, Ally Bank, as Administrative Agent (the “Administrative Agent”), and the Lenders party thereto, the Lenders will provide advances to the Trust to finance the purchase of the Receivables and related property by the Trust under this Agreement.

5. The Transferor and the Trust wish to provide in this Agreement, among other things, the terms on which each pool of Receivables (each, a “Receivables Pool”) and related property are to be sold by the Transferor to the Trust.

In consideration of the foregoing, other good and valuable consideration, and the mutual terms and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.1 Definitions. Certain capitalized terms used in the above recitals and in this Agreement and not defined herein are defined in and shall have the respective meanings assigned to them in (or by reference in) Appendix A hereto; provided that, if not defined therein, as defined in the Loan and Security Agreement. All references herein to “the Agreement” or “this Agreement” are to this Amended and Restated Master Transfer Agreement as it may be amended, supplemented or modified from time to time, the exhibits and attachments hereto and the capitalized terms used herein which are defined in such Appendix A, and all references herein to Articles, Sections and subsections are to Articles, Sections or subsections of this Agreement unless otherwise specified. The rules of construction and usage set forth in such Appendix A shall be applicable to this Agreement.

ARTICLE II

RECEIVABLES POOLS

Section 2.1 Purchase and Sale of Receivables Pools

(a) Transferor Obligation. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the covenants, representations, warranties and agreements set forth herein, the Transferor agrees to sell to the Trust each First Tier Receivables Pool it acquires from Carvana in each calendar week during the Commitment Period; provided, however, in no event shall Receivables required to be sold by Transferor to the Purchasers (as defined in the Master Sale Agreement (Flow) pursuant to the Master Sale Agreement (Flow) be sold to the Trust pursuant to this Agreement and in no event shall the randomization code (as defined in the definition of Freestyle Selection) of any Receivables in any such Receivables Pool exceed the Purchase Percentage for the Origination Period in which such Receivable was originated.

(b) Trust Obligation. Upon the terms and subject to the conditions set forth in this Agreement, including Section 2.1(c) below, and in reliance on the covenants, representations, warranties and agreements herein set forth, the Trust agrees to purchase each such Receivables Pool on each Closing Date described in Section 3.1(e); provided that in no event shall the Trust be obligated to purchase from Transferor hereunder Receivables with a principal amount exceeding an aggregate principal balance as of each Receivable’s applicable Closing Date of $292,207,792.21 plus the aggregate principal balance (as of each Receivable’s applicable resold Closing Date) of all Receivables previously sold to the Trust, repurchased, remediated, and resold to the Trust.

(c) Transaction Documents; Pool Supplement. The Transferor’s right, title and interest in the Receivables and related Purchased Property purchased, from time to time, by the Trust pursuant to Section 3.1 shall be transferred and assigned by the execution and delivery of a Pool Supplement, in form and content substantially similar to Exhibit A attached hereto, and the satisfaction of the terms and conditions and the performance of the transactions contained in this Agreement and such Pool Supplement, as applicable. The Transferor shall deliver the Pool Supplement to the Trust for any Receivables Pool on the applicable Closing Date.

Section 2.2 Payment of Receivables Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the covenants, representations, warranties and agreements herein set forth, the Receivables Purchase Price due on each Closing Date shall be paid by the Trust to the Transferor on such Closing Date by wire transfer of immediately available funds to an account or accounts designated by the Transferor. The Receivables Purchase Price will be set forth in the Settlement Report attached to the Pool Supplement for the related Receivables Pool, in the form set forth in Exhibit A.

Section 2.3 Loss and Liquidation Data.(a) No later than 60 days after the end of each calendar quarter during the period beginning on the date hereof and ending on the date all amounts outstanding under the Loan and Security Agreement (other than inchoate obligations for which no claim has been made) have been paid in full, the Transferor shall, or shall cause the Servicer or any other Affiliate holding or aggregating such information to, deliver to the Trust (who shall deliver such information to the Administrative Agent pursuant to the Loan and Security Agreement) a cumulative net loss ratio as of the end of the related calendar quarter (and a narrative description of the methodology for making such calculation), which may be included in the Monthly Servicer Report delivered within 60 days after the end of each calendar quarter to the extent the information is available at that time, for Carvana’s entire originated portfolio of retail installment sales contracts as of the end of the related calendar quarter.

Section 2.4 Re-Liening Trigger Events. Upon the occurrence of a Re-Liening Trigger Event, at the direction of the Trust or, upon the pledge of such property to the Administrative Agent pursuant to the Loan and Security Agreement, the Administrative Agent, the Transferor shall, and the Transferor shall direct and cause any Title Lien Nominee (if not and Affiliate of the Transferor) to and shall cooperate with the Servicer to, take all steps necessary to cause the Certificate of Title or other evidence of ownership of the related Financed Vehicles (or if such Re-Liening Trigger Event relates to (i) one or more States, the related Financed Vehicles titled in such State or (ii) a Title Lien Nominee, the related Financed Vehicles liened in the name of such Title Lien Nominee) to be revised to name the Administrative Agent or its designee as lienholder. In addition, at the sole expense of the Administrative Agent and the Lenders, upon the request of the Administrative Agent, the Transferor shall, and the Transferor shall direct and cause any Title Lien Nominee (if not an Affiliate of the Transferor) and shall cooperate with the Servicer to, take all steps necessary to cause the Certificate of Title or other evidence of ownership of the related Financed Vehicles identified, individually or by characteristic, by the Administrative Agent to be revised to name the Administrative Agent or its designee as lienholder. The Transferor shall cause any Title Lien Nominee to irrevocably appoint the Administrative Agent as its attorney-in-fact, such appointment being coupled with an interest, to take any and all steps required to be performed pursuant to this Section 2.4, including execution of Certificates of Title or any other documents in the name of the Transferor or such Title Lien Nominee.

ARTICLE III

PURCHASE AND SALE OF RECEIVABLES

Section 3.1 Sale of Receivables

(a) Purchased Property. On each Closing Date, subject to the terms and conditions of this Agreement, the Transferor agrees to sell to the Trust, and the Trust agrees to purchase from the Transferor, a Receivables Pool and the following other property relating thereto (collectively, the “Purchased Property”):

(i) all right, title and interest of the Transferor in, to and under each Receivable included in the applicable Receivables Pool listed on a Schedule of Receivables (the form of which is attached as Schedule 5 to the Pool Supplement)

delivered to the Trust on such Closing Date and all monies received thereon after the related Cutoff Date, exclusive of any amounts allocable to the premium for physical damage collateral protection insurance required by the Transferor or the Servicer, as applicable, covering any related Financed Vehicle;

(ii) the interest of the Transferor in the security interests in the related Financed Vehicles granted by Obligors pursuant to the Receivables in the applicable Receivables Pool and, to the extent permitted by law, any accessions thereto;

(iii) the interest of the Transferor in any proceeds from claims on any physical damage, credit life, credit disability, warranties, debt cancellation agreements or other insurance policies covering the related Financed Vehicles or Obligors, including any rebates or credits of any premium or other payment with respect to any of the foregoing;

(iv) all of the Transferor’s right, title and interest in, to and under the related Receivable Files;

(v) all of the Transferor’s right, title and interest in and to the Master Sale Agreement (Warehouse) and remedies thereunder and the assignment to the Trust of all UCC financing statements filed against Carvana under or in connection with the Master Sale Agreement (Warehouse); and

(vi) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing described in clauses (i) through (v) above and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all the foregoing, including all proceeds of the conversion of any or all of the foregoing, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, investment property, payment intangibles, general intangibles, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.

(b) Receivables Purchase Price. On each Closing Date, in consideration for the related Purchased Property, the Trust shall pay to the Transferor an amount (the “Receivables Purchase Price”) equal to the Purchase Price for such Purchased Property. The Receivables Purchase Price for each Receivables Pool shall be set forth in the Settlement Report attached to the related Pool Supplement.

(c) Payment Within two (2) Business Days after each Closing Date, the Transferor shall pay to or as directed by the Trust in (same day) funds an amount equal to the aggregate amount of all Collections received by the Transferor after the related Cutoff Date, including from the Servicer, with respect to the Receivables Pool sold to the Trust on such Closing Date through (but excluding) the applicable Closing Date.

(d) Selection of Receivables Pools. The Receivables to be sold in each Receivables Pool shall be all of the Receivables purchased by the Transferor pursuant to the Master Sale Agreement (Warehouse) and shall have been selected in accordance with Section 3.1(d) of the

Master Sale Agreement (Warehouse). If the Administrative Agent reasonably determines that such Receivables Pool does not appear to have been selected on a random basis (based on information reasonably requested by the Administrative Agent and provided by the Transferor comparing the Receivables to be sold to the Trust on the related Closing Date as compared against receivables originated by Carvana during the related Origination Period that meet the definition of an Eligible Receivable under the Loan and Servicing Agreement and are not being transferred to the Transferor pursuant to the Master Sale Agreement (Flow)), then the Administrative Agent, Carvana, the Transferor and the Trust will determine an approach to adjust the mix of Eligible Receivables in such Receivables Pool and the related CAR 2016-1 Purchased Property (as defined in the Master Sale Agreement (Warehouse) (including adding or removing Receivables meeting the definition of Eligible Receivables in the Loan and Security Agreement) to ensure that such Receivables Pool was randomly selected by Carvana and the Transferor and the Trust, as applicable. In such circumstance, Carvana, the Transferor, the Trust and the Administrative Agent will revisit this Section 3.1(d) to determine if changes thereto are needed to ensure future Receivables Pools and the related CAR 2016-1 Purchased Property are representative of receivables originated by Carvana during the related Origination Period that are eligible to be sold hereunder and that there was no adverse selection pursuant to the Freestyle Selection. The Transferor acknowledges and agrees that Carvana’s computer systems assign contract numbers to Contracts on a random basis and Carvana may not change such contract numbering system at any time without the Administrative Agent’s prior written consent (upon which, the Administrative Agent, Carvana, the Trust and the Transferor each agree to develop an alternative methodology in order to randomly select Contracts to be included in succeeding Receivables Pools and the related CAR 2016-1 Purchased Property).

(e) Settlement Report. Not later than the third (3rd) Business Day prior to a Closing Date, the Transferor shall supply the Trust a final data tape in form and substance necessary for the Trust to comply with the information requirements under the Loan and Security Agreement. Not less than three (3) Business Days prior to each proposed Closing Date, the Transferor will deliver to the Trust and the Administrative Agent a Settlement Report substantially in the form of Schedule 2 attached to the Pool Supplement in form and substance necessary for the Trust to comply with the information requirements under the Loan and Security Agreement setting forth amounts due the Transferor with respect to the applicable Receivables Pool and containing at least the calculation of the related Receivables Purchase Price. Each sale hereunder shall occur immediately after the related sale for the related First Tier Receivables Pool under the Master Sale Agreement (Warehouse).

(f) No Recourse. It is understood that each sale of Purchased Property by the Transferor to the Trust pursuant to this Agreement, the related Pool Supplement and the related Receivables Assignment shall be without recourse (except as set forth herein, and as the Trust’s rights in such recourse shall be pledged by the Trust to the Administrative Agent pursuant to the Loan and Security Agreement) and the Transferor does not guarantee collection of any Receivable. However, each such sale shall be made pursuant to and in reliance by the Trust on the representations, warranties and covenants of the Transferor as set forth in Section 4.2, the indemnities set forth in Section 6.11 and the repurchase obligation set forth in Section 7.2 and the corresponding provisions of the Master Sale Agreement (Warehouse) assigned to the Trust.

(g) Intent of the Parties. This Agreement, the applicable Pool Supplement and the related Receivables Assignment is intended to effect a sale of each Receivables Pool by the Transferor to the Trust, and the parties intend to treat each such transaction on a standalone basis as an independent sale for financial reporting purposes. It is the intention of the Transferor and the Trust that each sale, transfer, assignment and other conveyance of Receivables Pools contemplated by this Agreement, the applicable Pool Supplement and the related Receivables Assignment constitutes an independent sale of the related Purchased Property from the Transferor to the Trust and that the beneficial interest in and title to each such Receivables Pool shall not be part of the Transferor’s estate in the event of the filing of a bankruptcy petition by or against the Transferor under any bankruptcy law. Each sale, transfer, assignment and other conveyance contemplated by this Agreement, the applicable Pool Supplement and the related Receivables Assignment does not constitute and is not intended to result in any assumption by the Trust (or any of its assigns) of any obligation of the Transferor to the Obligors, Affiliates of the Transferor, insurers or any other Person in connection with any Receivables, any insurance policies or any agreement or instrument relating to any of them, in each case related to such transfer and assignment. Although the Parties intend that each sale, transfer, assignment and other conveyance contemplated by this Agreement, the applicable Pool Supplement and the related Receivables Assignment to be an independent sale, in the event any such transfer and assignment is deemed to be other than a sale, the parties intend and agree: (i) that all filings described in this Agreement shall give the Trust a first priority perfected security interest in, to and under the Receivables Pool and the related Purchased Property and all proceeds of any of the foregoing, in each case with respect to such transfer and assignment; (ii) this Agreement, together with the applicable Pool Supplement and the related Receivables Assignment, shall be deemed to be the grant of, and the Transferor hereby grants to the Trust, a security interest from the Transferor to the Trust and the Administrative Agent as assignee in such Receivables and the related Purchased Property in order to secure its obligations hereunder with respect to such transfer and assignment; (iii) this Agreement, together with the applicable Pool Supplement and the related Receivables Assignment, shall be a security agreement under applicable law for the purposes of each such transfer and assignment; and (iv) the Trust shall have all of the rights, powers and privileges of a secured party under the UCC with respect to each such transfer and assignment and the Purchased Property related thereto.

(h) Due Diligence. The Transferor shall provide to the Trust such documents and other information necessary for the Trust to comply with Section 4.2(m) of the Loan and Security Agreement.

Section 3.2 The Closing. The initial closing (the “Closing”) shall take place at or about 11:00 a.m., Chicago time, at the offices of Kirkland & Ellis LLP, in Chicago, Illinois on or about December 30, 2016, or at such other time, date and place as the parties shall agree upon.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Trust. The Trust represents and warrants to the Transferor as of the date hereof and as of each Closing Date:

(a) Organization and Good Standing. It has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its formation, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all necessary power, authority and legal right to own or lease its properties and conduct its business as such business is presently conducted, including to acquire, own and sell the Receivables and the other Purchased Property except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Due Qualification. It is duly qualified to do business and is in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals (including, as applicable, the origination, purchase, sale and servicing of the Receivables) except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Power and Authority; Due Authorization. It (i) has all necessary power, authority and legal right to (A) execute and deliver the Transaction Documents to which it is a party, (B) carry out the terms of the Transaction Documents to which it is a party and (C) to assign or grant the security interest in the assets transferred by it on the terms and conditions in the Transaction Documents to which it is a party and (ii) has taken all necessary action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party and to assign or grant a security interest in the assets transferred by it on the terms and conditions in the Transaction Documents to which it is a party.

(d) Binding Obligation. The Transaction Documents to which it is a party have been duly executed and delivered by it and constitute legal, valid and binding obligations of it enforceable against it in accordance with their terms.

(e) No Violation. The consummation of the transactions contemplated by the Transaction Documents to which it is a party and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, its formation documents or any agreement to which it is bound, (ii) result in the creation or imposition of any Lien upon any of its properties, other than pursuant to the Transaction Documents, or (iii) violate any Requirements of Law, except, in each case, for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the best of its knowledge, threatened against it, before any governmental authority (i) asserting the invalidity of any Transaction Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Transaction Documents, (iii) challenging the enforceability of a material portion of the Receivables or (iv) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any person or of any governmental authority required for the due execution,

delivery and performance by it of the Transaction Documents to which it is a party have been obtained except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(h) Compliance. It is not in violation in any material respect of any Transaction Documents to which it is a party or any laws, ordinances, Governmental Rules or regulations to which it is subject except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.2 Representations and Warranties of the Transferor. The Transferor represents and warrants to the Trust as of the date hereof and as of each Closing Date (except as provided herein otherwise):

(a)	Organization and Good Standing. It has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its formation, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all necessary power, authority and legal right to own or lease its properties and conduct its business as such business is presently conducted, including to acquire, own and sell the Receivables and the other Purchased Property except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)	Due Qualification. It is duly qualified to do business and is in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals (including, as applicable, the origination, purchase, sale and servicing of the Receivables) except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)	Power and Authority; Due Authorization. It (i) has all necessary power, authority and legal right to (A) execute and deliver the Transaction Documents to which it is a party, (B) carry out the terms of the Transaction Documents to which it is a party and (C) to assign or grant the security interest in the assets transferred by it on the terms and conditions in this Agreement and (ii) has taken all necessary action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party and to assign or grant a security interest in the assets transferred by it on the terms and conditions in this Agreement.

(d)	Binding Obligation. The Transaction Documents to which it is a party have been duly executed and delivered by it and constitute legal, valid and binding obligations of it enforceable against it in accordance with their terms.

(e)

No Violation. The consummation of the transactions contemplated by the Transaction Documents to which it is a party and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, its formation documents or any agreement to which it is bound, (ii) result in the creation or imposition of any Lien upon any of its properties, other than pursuant to this Agreement, or (iii) violate any Requirements of Law, except, in each case, for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(f)	No Proceedings. There is no litigation, proceeding or investigation pending or, to the best of its knowledge, threatened against it, before any governmental authority (i) asserting the invalidity of any Transaction Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Transaction Documents, (iii) challenging the enforceability of a material portion of the Receivables or (iv) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect.

(g)	All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any person or of any governmental authority required for the due execution, delivery and performance by it of the Transaction Documents to which it is a party have been obtained except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(h)	Compliance. It is not in violation in any material respect of any Transaction Document to which it is a party or any laws, ordinances, Governmental Rules or regulations to which it is subject except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(i)	Bulk Sales. The execution, delivery and performance of the Transaction Documents to which it is a party is in the ordinary course of business and does not require compliance with any bulk sales act or similar law.

(j)	Solvency. As of each Closing Date, (i) the Transferor is not and shall not become insolvent as a result of the transfer of the related Purchased Property on such date, (ii) the Transferor did not intend to or believe that it would incur debts that would be beyond its ability to pay as such debts matured, (iii) the Transferor did not transfer the related Purchased Property with the actual intent to hinder, delay or defraud any Person and (iv) the assets of the Transferor did not constitute unreasonably small capital to carry out its business as conducted.

(k)	Selection Procedures. No procedures believed by it to be materially adverse to the interests of the Trust, the Administrative Agent or the Lenders were utilized by it in identifying or selecting Receivables to be transferred by it. In addition, each Receivable assigned pursuant to this Agreement has been underwritten in accordance with and satisfies the standards of the Credit Policy in all material respects.

(l)

Taxes. It has filed, caused to be filed, or received an extension of time for filing that has not yet expired, all federal and material state, local or foreign tax returns that are required to be filed by it. It has paid or made adequate provisions for the payment of all federal or material amounts of state, local or foreign taxes and all material assessments made against it or any of its property (other than any amount of tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves have been provided on the books of it), and no tax lien has been filed and, to the its knowledge, no claim is being asserted, with respect to any such tax, fee or other charge.

(m)	Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated in the Transaction Documents to which it is a party (including the use of the proceeds from the advances) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including Regulations T, U and X of the Federal Reserve Board, 12 C.F.R., Chapter II. It does not own or intend to carry or purchase, and no proceeds from the sale of the Purchased Property will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purchase credit” within the meaning of Regulation U.

(n)	Quality of Title. Each Receivable, together with the Contract related thereto, transferred by it were, prior to the transfer thereof, owned by it free and clear of any Lien except for Permitted Liens, and the Trust upon the providing of value described herein shall acquire a valid ownership interest and a perfected first priority security interest in each Receivable and the related Purchased Property then-existing or thereafter arising, free and clear of any Lien, other than Permitted Liens. Immediately upon the transfer thereof pursuant to this Agreement, each Receivable, together with the Contract related thereto, shall be owned by the Trust free and clear of any Lien except for Permitted Liens, and the Administrative Agent upon the providing of value described in the Loan and Security Agreement shall acquire a valid perfected first priority security interest in each Receivable and the related Purchased Property then-existing or thereafter arising, free and clear of any Lien, other than Permitted Liens. No effective financing statement or other instrument similar in effect covering any portion of the Purchased Property or the Purchased Property or the Collateral shall, after the relevant Closing Date, be on file in any recording office except such as may be filed in favor of Carvana, the Transferor, the Trust or the Administrative Agent in accordance with the Master Sale Agreement (Warehouse), this Agreement and the Loan and Security Agreement.

(o)

Security Interest. It has granted a security interest (as defined in the UCC) to the Trust in the Purchased Property, which is enforceable in accordance with applicable law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Trust as secured party, or upon the Collateral Custodian obtaining possession, in the case of that portion of the Purchased Property which constitutes tangible chattel paper, or upon the E-Vault Provider granting control to the Trust, in the case of that portion of the Purchased Property which constitutes electronic chattel paper, the Trust shall have a first priority (except for any Permitted Liens) perfected security interest in the Purchased Property. Upon the sale of thereof to the Trust pursuant to the Master Transfer Agreement, the Trust shall have granted a security interest (as defined in the UCC) to the Trust in the Purchased Property, which is enforceable in accordance with applicable law upon execution and delivery of the Master Transfer Agreement. Upon the pledge thereof to the Administrative Agent pursuant to the Loan and Security Agreement, the Trust shall have granted a security interest (as defined in the UCC) to the Administrative Agent in the Collateral, which is enforceable in accordance with applicable law upon execution and delivery of the Loan and Security Agreement. Upon the filing of UCC-1 financing statements naming the Administrative Agent as secured party, or upon the Collateral Custodian obtaining possession, in the case of that portion of the Collateral which constitutes tangible chattel paper, or upon the E-Vault Provider granting control to the Administrative Agent, in the case of that portion of the Collateral which constitutes electronic chattel paper, the Administrative Agent shall have a first priority (except for any Permitted Liens) perfected security interest in the Collateral.

(p)	Reports Accurate. All Settlement Reports, Funding Reports, information, exhibits, financial statements, documents, books, records or reports (including the data file indicating characteristics of the Receivables and including electronic writings) furnished or to be furnished by the Transferor directly or indirectly to the Trust, the Administrative Agent, the Lenders, the Servicer, the Collateral Custodian or the Account Bank under or in connection with the Transaction Documents to which the Transferor is a party (including the information delivered in connection with each sale in the form of Schedule 4 attached to the related Pool Supplement) are true, correct and complete in all material respects as of the date specified therein or the date so furnished (as applicable).

(q)	Location of Offices. The principal place of business and chief executive office of it and the office where it keeps all the Records related to the tangible Contracts are located at the address set forth in Section 7.6; provided, that on or about April 1, 2017, the Transferor’s principal place of business and chief executive office will be located at 1930 W. Rio Salado Pkwy, Tempe, AZ 85251 (or at such other locations as to which the notice and other specified requirements shall have been satisfied).

(r)	Tradenames and Place of Business. (i) Except as specified in this Agreement, it has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business and (ii) its principal place of business and chief executive office is located at the address set forth in Section 7.6 and has been so for the last four (4) months; provided, that on or about April 1, 2017, the Transferor’s principal place of business and chief executive office will be located at 1930 W. Rio Salado Pkwy, Tempe, AZ 85251.

(s)	Transfer Agreements. This Agreement, the Master Sale Agreement (Warehouse), the Master Sale Agreement (Flow) and the Flow Purchase Agreement are the only agreements pursuant to which it purchases or sells the Receivables and the related Contracts.

(t)	Value Given. The Trust shall have given reasonably equivalent value to the Transferor in consideration for the transfer by the Transferor to the Trust of the Receivables and the related Purchased Property under this Agreement, no such transfer shall have been made for or on account of an antecedent debt owed by the Transferor to the Trust and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(u)	Accounting. The Transferor accounts for the transfers to the Trust of Receivables and related Purchased Property under this Agreement on a standalone basis as sales of such Receivables and related Purchased Property in its books, records and financial statements, in each case consistent with the requirements set forth in this Agreement. The Trust accounts for the transfers to the Administrative Agents of the Collateral under the Loan and Security Agreement as pledges in its books, records and financial statements. Carvana may account for such transfers as pledges for income tax and consolidated accounting purposes.

(v)	Investment Company Act. The Transferor is not an “investment company” and is not controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(w)	ERISA. (i) No prohibited transactions or Reportable Events have occurred with respect to any Pension Plan (if any), (ii) no notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA has been filed, nor has any Pension Plan been terminated under Section 4041(c) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appointed a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, and (iii) no liability under Title IV (other than accrued premiums to the Pension Benefit Guaranty Corporation) has been incurred (whether or not assessed), which individually or in the aggregate with respect to all or any of (i), (ii) and (iii) above, would reasonably be expected to have a Material Adverse Effect on the Transferor, the Trust or the Administrative Agent or the Lenders (including its rights and interests in, to or under any Contracts or related Receivables), with respect to the Transferor or the Trust.

(x)	Accuracy of Representations and Warranties. Each representation or warranty by the Transferor contained in the Transaction Documents to which it is a party or in any certificate or other document furnished by the Transferor or the Trust pursuant thereto or in connection therewith is true and correct in all material respects as of the date made.

(y)	OFAC. Neither the Transferor nor any Affiliate is a Sanctioned Person. The proceeds of any funding will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(z)	Other Agreements. As of each Closing Date, the Transferor has not taken any action that would cause the representations and warranties of Carvana, the Trust, the Servicer, the Collateral Custodian or the Account Bank under the Transaction Documents to be false.

(aa)	Use of Proceeds. No proceeds of a purchase hereunder shall be used by the Transferor for a purpose that violates or would be inconsistent with Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

(bb)	Remediation. In the event that Carvana, the Transferor, the Trust or the Servicer or any of their Affiliates has been required under any Requirements of Law, or has agreed or made arrangements with any Governmental Authority, to make any Remediation, such Person shall have taken such action as so agreed or arranged or in compliance with all Requirements of Law, as applicable.

(cc)	Receivables. The Transferor makes the following representations and warranties as of each Closing Date (except to the extent otherwise provided) with respect to the Receivables the Transferor sold to the Trust on such Closing Date, on which the Trust, the Administrative Agent and the Lenders relies in accepting such Receivables. Such representations and warranties speak as of the applicable Closing Date (except as provided herein otherwise), and shall survive the sale, transfer and assignment of such Receivables to the Trust and any subsequent sale, assignment or transfer of any such Receivables:

(i) Selection of Receivables. As of each Cutoff Date with respect to the related Receivables to be purchased, the Receivables Pool was selected as described in Section 2.1(a).

(ii) Creation, Perfection and Priority of Security Interests. The following representations and warranties regarding creation, perfection and priority of security interests in the Purchased Property or the Collateral, as applicable, are true and correct:

(A) While it is the intention of the Transferor and the Trust that the transfer and assignment contemplated by this Agreement, each Pool Supplement and each Receivables Assignment shall constitute sales of the related Purchased Property from the Transferor to the Trust, this Agreement, each Pool Supplement and, upon execution and delivery, each Receivables Assignment shall create a valid and continuing security interest (as defined in the applicable UCC) in the related Purchased Property in favor of the Trust, which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from the Transferor. The Loan and Security Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Administrative Agent, which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from the Trust.

(B) Prior to the sale of such Purchased Property to the Trust under this Agreement, the Receivables constituted “tangible chattel paper” or “electronic chattel paper” within the meaning of the applicable UCC.

(C) All filings (including such UCC filings) as are necessary in any jurisdiction to perfect the security interest of the Trust and the Administrative Agent in the Purchased Property and the Collateral (subject to permitted exceptions for titling), as applicable, have been (or prior to the applicable Closing Date will be) made.

(D) Other than the sale and backup security interest granted to the Trust or the Administrative Agent pursuant to this Agreement, the Transferor has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of such Purchased Property or Collateral. The Transferor has not authorized the filing of, and is not aware of, any financing statements against the Transferor that include a description of collateral covering such Purchased Property other than the financing statements relating to the security interests granted to the Trust and the Administrative Agent, as assignees, under this Agreement or any financing statement that has been effectively terminated. The Transferor is not aware of any judgment or tax lien filings against it or such Purchased Property or the Collateral.

(E) Wells Fargo, as Collateral Custodian, or a permitted subcontractor, has in its possession all original copies of the related Original Contract Documents and other documents that constitute or evidence such Receivables and the related Purchased Property that are tangible chattel paper. The E-Vault Provider has in its “control” (as such term is used in Section 9-105 of the UCC), for the benefit of the Trust, and upon the pledge of the Collateral to the Administrative Agent pursuant to the Loan and Security Agreement, as the “secured party” (as such term is used in Section 9-105 of the UCC), all electronic records constituting or forming a part of the Receivables that are electronic chattel paper, such that the Trust has had, and will have, and the Administrative Agent has had and will have, at all times a first priority perfected security interest against the Transferor, the Trust and their respective creditors in such Receivables or Collateral, as applicable. Such Receivable Files and other documents that constitute or evidence such Purchased Property do not have any marks or notations indicating that any ownership or security interest therein has been pledged, assigned or otherwise conveyed to any Person other than the Trust and, upon assignment to the Administrative Agent pursuant to the Loan and Security Agreement, the Administrative Agent.

(F) None of the Transferor, the Trust, the Servicer or a custodian or vaulting agent thereof holding any Receivable that is electronic chattel paper has communicated an Authoritative Copy of any loan agreement that constitutes or evidences such Receivable to any Person other than the Collateral Custodian for the benefit of the Trust and, upon assignment of the Collateral to the Administrative Agent pursuant to the Loan and Security Agreement, the Administrative Agent.

(iii) Schedule of Receivables. The information set forth in the related Schedule of Receivables and in any computer tape regarding the Receivables is true, accurate and complete, and no selection procedures believed to be adverse to the Trust, the Administrative Agent or the Lenders were utilized in selecting such Receivables, with respect to the related Receivables Pool, from those receivables of Carvana that otherwise meet such criteria as well as the definition of Eligible Receivables.

(iv) Compliance With Law. All Requirements of Law in respect of any aspect of such Receivables and the related Purchased Property (including the origination thereof), in each case, have been complied with in all material respects and each Receivable and the sale of the related Financed Vehicle evidenced thereby complied at the time it was originated or made and now complies in all material respects with all applicable Requirements of Law.

(v) Binding Obligation. Each such Receivable with respect to the related Receivables Pool represents the genuine, legal, valid and binding payment obligation in writing of the Obligor thereon, enforceable by the holder thereof in accordance with its terms, except as enforceability may be limited by bankruptcy, receivership, conservatorship, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights in general and by equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(vi) Security Interest in Financed Vehicle. Immediately prior to the sale, transfer and assignment thereof pursuant hereto and the related Receivables Assignment, each such Receivable with respect to the related Receivables Pool was secured by a valid security interest in the Financed Vehicle in favor of the Transferor as secured party. Immediately prior to the sale, transfer and assignment thereof pursuant to the Loan and Security Agreement, each such Receivable with respect to the related Receivables Pool was secured by a valid security interest in the Financed Vehicle in favor of the Trust as secured party.

(vii) Receivables In Force. As of the applicable Cutoff Date, no such Receivable has been satisfied, subordinated or rescinded, and the Financed Vehicle securing each such Receivable has not been released from the lien of the related Receivable in whole or in part.

(viii) No Waiver. Since the applicable Cutoff Date, no provision of a Receivable has been, or shall be, waived, altered or modified in any respect other than with respect to alterations and modifications so that such Receivable meets the Eligible Receivable criteria (other than clause (ix) thereof, which must have been satisfied at the time of origination and at all times since that date) and such Receivable is enforceable after giving effect thereto.

(ix) No Defenses. No right of rescission, setoff, counterclaim or defense has been asserted or threatened with respect to any such Receivable.

(x) No Liens. To the best of the Transferor’s knowledge: (1) there are no Lien or claims that have been filed for work, labor or materials affecting any Financed Vehicle securing any such Receivable that are or may be Lien prior to, or equal or coordinate with, the security interest in the Financed Vehicle granted by such Receivable; (2) no contribution failure has occurred with respect to any Benefit Plan which is sufficient to give rise to a Lien under Section 303(k) of ERISA with respect to any such Receivable; and (3) no tax lien has been filed and no claim related thereto is being asserted with respect to any such Receivable.

(xi) Insurance. Each Obligor under such Receivables is required to maintain a physical damage insurance policy of the type that Carvana requires in accordance with the Credit Policy.

(xii) Good Title. No such Receivable or the related Purchased Property or the Collateral has been sold, transferred, assigned or pledged by the Transferor to any Person other than the Trust, the Trust and the Administrative Agent; immediately prior to the conveyance of such Receivables and the related Purchased Property pursuant to this Agreement, the related Pool Supplement and the related Receivables Assignment, the Transferor had good and marketable title thereto, free of any Lien other than Permitted Liens; and, upon execution and delivery of the Loan and Security Agreement, the Administrative Agent shall acquire a valid and enforceable perfected security interest in each such Receivable and Purchased Property and the Collateral (subject to permitted exceptions for titling), the unpaid indebtedness evidenced thereby and the collateral security therefor, free of any Lien other than Permitted Liens.

(xiii) Lawful Assignment. No such Receivable or the related Purchased Property was originated in, or is subject to Requirements of Law of, any jurisdiction the Requirements of Law of which would make unlawful, void or voidable the sale, transfer and assignment of such Receivable and the other related Purchased Property under this Agreement and the related Receivables Assignment or the pledge of the Collateral under the Loan and Security Agreement. None of the Transferor, the Trust, the Trust or the Servicer has entered into any agreement with any Obligor that prohibits, restricts or conditions the assignment of such Receivable or any other Purchased Property or Collateral.

(xiv) All Filings Made. All filings (including UCC filings) necessary in any jurisdiction to give the Trust and the Administrative Agent a first priority perfected ownership interest in the Receivables and the related Purchased Property or the Collateral (subject to permitted exceptions for titling), as applicable, shall have been made.

(xv) One Original. There is only one original executed copy of each tangible record constituting or forming a part of such Receivable that is tangible chattel paper or a single Authoritative Copy of each electronic record constituting or forming a part of each Purchased Receivable that is electronic chattel paper.

(xvi) No Documents or Instruments. No such Receivable, or constituent part thereof, constitutes a “negotiable instrument” or “negotiable document of title” (as such terms are used in the UCC).

(xvii) Accounts and Receivables Analysis. The information set forth in the Accounts and Receivables Analysis with respect to such Receivable and the related Receivables Pool, as applicable, provided on Schedule 4 of the related Pool Supplement is true and correct in all material respects.

ARTICLE V

CONDITIONS

Section 5.1 Conditions to Effectiveness. The effectiveness of this Agreement (the “Effective Date”) is subject to the satisfaction of the following conditions precedent as of the date hereof:

(a) Transaction Documents. Each of Carvana, the Transferor, the Trust, the Administrative Agent, the Lenders, the Servicer, the Collateral Custodian, the Account Bank and the Performance Guarantor, as the case may be, shall have executed and delivered each of the Transaction Documents to which it is a party, and shall have executed and/or delivered each other document and instrument required to be executed and/or delivered by such party on the Original Execution Date or the date hereof, as applicable, prior to the effectiveness hereof or thereof, hereunder or thereunder. (b)

(b) Documents to be Delivered by the Transferor.

(i) Evidence of UCC Filing. On or prior to Effective Date, the Transferor shall record and file, at its own expense, a UCC-1 financing statement in each jurisdiction in which it is required by applicable law, authorized by and naming and the Transferor as seller or debtor, naming the Trust as purchaser or secured party, naming the Administrative Agent as assignee, naming the Receivables and the other Purchased Property as collateral, meeting the requirements of the laws of each such jurisdiction and in such manner as is necessary to perfect each sale, transfer, assignment and conveyance of Receivables to the Trust hereunder. Such UCC-1 financing statement shall be provided to the Trust (who will in turn provide such UCC-1 financing statement to the Administrative Agent) on or prior to such Effective Date.

(ii) Other Documents. Carvana, the Transferor, the Servicer, the Collateral Custodian, the Account Bank and the Performance Guarantor shall have provided such other documents as the Trust or the Administrative Agent may reasonably request or otherwise require for the Trust to comply with the requirements to effectiveness under the Loan and Security Agreement.

(c) Representations and Warranties. Each of the representations and warranties of each of Carvana, the Transferor, the Trust, the Servicer, the Collateral Custodian, the Account Bank and the Performance Guarantor, under each of the Transaction Documents shall be true and correct in all material respects as of the date hereof (or, if another date for such representation or warranty is specified herein or therein, then such other date), and Carvana, the Transferor, the Trust, the Servicer, the Collateral Custodian, the Account Bank and the Performance Guarantor shall have performed in all material respects all covenants and agreements required to be performed by it hereunder and thereunder on or prior to the date hereof.

(d) Flow Purchase Agreement. Each of Ally Bank, Ally Financial, Carvana and the Transferor, as the case may be, shall have executed and delivered the Flow Purchase Agreement and shall have executed and/or delivered each other document and instrument required to be executed and/or delivered by such party on the Original Execution Date or the date hereof, as applicable, prior to the effectiveness thereof or thereunder.

Section 5.2 Conditions to Obligation of the Trust. The obligation of the Trust to purchase Receivables and the related Purchased Property with respect to each Receivables Pool and the related Purchased Property under this Agreement, the related Pool Supplement and the related Receivables Assignment is subject to the satisfaction of the following conditions on or before the related Closing Date:

(a) Maximum Sales Amount. The Receivables to be sold shall not include any receivables sold by Transferor to the Purchasers (as defined in the Master Sale Agreement (Flow) pursuant to the Master Sale Agreement (Flow) and the randomization code (as defined in the definition of Freestyle Selection) of any Receivables to be sold shall not exceed the Purchase Percentage for the Origination Period in which such Receivable was originated as specified in Section 2.1(a).

(b) Representations and Warranties. Each of the representations and warranties of each of Carvana, the Transferor, the Servicer, the Collateral Custodian, the Account Bank and the Performance Guarantor, under each of the Transaction Documents shall be true and correct in all material respects at the time of each Closing Date (or, if another date for such representation or warranty is specified herein or therein, then such other date), and Carvana, the Transferor, the Servicer, the Collateral Custodian, the Account Bank and the Performance Guarantor shall have performed in all material respects all covenants and agreements required to be performed by it hereunder and thereunder on or prior to each Closing Date.

(c) Security Interests. The security interest granted by the Transferor in favor of the Trust and by the Trust to the Administrative Agent in each Receivables Pool previously sold is a valid and continuing security interest prior to all other Liens, and is enforceable as against such other creditors of and purchasers from the Transferor and the Trust, as applicable.

(d) Computer Files Marked. Each of the Transferor and the Servicer shall have, on or prior to each Closing Date, indicated in its Receivables System, that such Purchased Property has been sold to the Trust and, upon pledge to the Administrative Agent under the Loan and Security Agreement, pledged to the Administrative Agent.

(e) Documents to be Delivered By the Transferor. On or before such Closing Date, the Transferor shall have delivered to the Trust the following documents:

(i) The Pool Supplement. The Transferor will execute and deliver the related Pool Supplement and each of the other documents, certificates and instruments required to be attached thereto as set forth in Exhibit A (a final completed draft of which shall be delivered to the Trust at least one Business Day prior to the Closing Date).

(ii) Other Documents. On each Closing Date, Carvana, the Trust, the Servicer, the Collateral Custodian, the Account Bank and the Performance Guarantor shall provide or cause to be provided such other documents as the Trust may reasonably request or otherwise require for the Trust to comply with the conditions precedent under the Loan and Security Agreement.

(f) Collateral Custodian Certificate. With respect to all Receivables included in the related Receivables Pool, the Transferor shall have Delivered each related Original Contract Document to the Collateral Custodian and the Trust shall have received the related executed Document Receipt in accordance with the requirements of the Collateral Custodian Agreement, and the Transferor and the Servicer shall have marked their computer files with respect to such Receivables to indicate the interest of the Trust or its or their assignee.

(g) First Step Sale. The closing of the transactions contemplated to occur on such Closing Date pursuant to the Master Sale Agreement (Warehouse) shall occur simultaneously with the closing of the transactions contemplated herein.

(h) Other Transactions. The transactions contemplated by the Loan and Security Agreement and the other Transaction Documents shall be consummated to the extent that such transactions are intended to be substantially contemporaneous with the transactions hereunder.

Section 5.3 Conditions to Obligation of the Transferor. The obligation of the Transferor to sell the Receivables with respect to each Receivables Pool and the related Purchased Property under this Agreement, the related Pool Supplement and the related Receivables Assignment is subject to the satisfaction of the following conditions on or before the related Closing Date:

(a) Receivables Purchase Price. On such Closing Date, the Trust shall deliver to the Transferor the Receivables Purchase Price for such Receivables Pool, in accordance with Section 2.1(b) of this Agreement.

(b) Representations and Warranties True. The representations and warranties of the Trust under this Agreement and each of the other Transaction Documents to which it is a party shall be true and correct in all material respects as of such Closing Date, and the Trust shall have performed in all material respects all covenants and agreements, if any, required to be performed by it hereunder and thereunder on or prior to such Closing Date.

(c) Documents to be Delivered By the Trust. On or before such Closing Date, the Trust shall have delivered to the Transferor the related Pool Supplement.

(d) Other Documents. On such Closing Date, the Trust shall provide such other documents as the Transferor may reasonably request.

(e) First Step Sale. The closing of the transactions contemplated to occur on such Closing Date pursuant to the Master Sale Agreement (Warehouse) shall occur simultaneously with the closing of the transactions contemplated herein.

(f) Other Transactions. The transactions contemplated by the Loan and Security Agreement and the other Transaction Documents shall be consummated to the extent that such transactions are intended to be substantially contemporaneous with the transactions hereunder in connection with such sale and such Closing Date.

ARTICLE VI

COVENANTS OF THE TRANSFEROR

Section 6.1 Protection of Right, Title and Interest. The Transferor covenants and agrees with the Trust as follows:

(a) Protection of Title; Filings. The Transferor shall authorize and file such financing statements and amendments to financing statements and cause to be authorized, as applicable, and filed such continuation and other statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of (i) the Trust under this Agreement, each Pool Supplement and each Receivables Assignment and (ii) the interests of the Administrative Agent and the Lenders under the Loan and Security Agreement. The Transferor shall deliver (or cause to be delivered) to the Trust and the Administrative Agent file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.

(b) Name Change. The Transferor shall not change its State of organization or its name, identity or corporate structure in any manner that would, could or might make any financing statement or continuation statement filed by the Transferor in accordance with Section 6.1(a) seriously misleading within the meaning of the UCC, unless it shall have given the Trust and the Administrative Agent (i) at least 30 days prior written notice thereof if such change would create a new debtor under the UCC (which for purposes of this Section 6.1(b), shall not include a name change) or change the jurisdiction that would govern the perfection or effect of perfection against the Transferor and after delivery to the Trust and the Administrative Agent of the applicable financing statements necessary to perfect or continue the perfection of the Trust’s and the Administrative Agent’s security and ownership interests hereunder and under the other Transaction Documents, or (ii) otherwise, notice thereof within 30 calendar days after effectiveness of such change, together with delivery to the Trust and the Administrative Agent of the applicable financing statements necessary to perfect or continue the perfection of their respective security and ownership interests hereunder and under the other Transaction Documents.

(c) Executive Office; Maintenance of Offices. The Transferor shall (i) give the Trust and the Administrative Agent at least 30 days prior written notice of any relocation of its principal executive office if, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement Records; provided, that on or about April 1, 2017, the its principal place of business and chief executive office will be located at 1930 W. Rio Salado Pkwy, Tempe, AZ 85251 and (ii) deliver to the Trust and the Administrative Agent acknowledgment copies of the applicable financing statements necessary to perfect or continue the perfection of their respective security or ownership interests hereunder and under the other Transaction Documents (it being understood that amendments to all relevant financing statements will be filed in connection with the change in chief executive office described above). The Transferor shall at all times maintain offices from which it primarily services Receivables and its principal executive office within the United States of America.

(d) New Debtor. In the event that the Transferor shall change the jurisdiction in which it is formed or otherwise enter into any transaction which would result in a “new debtor” (as defined in the UCC) succeeding to the obligations of the Transferor hereunder, the Transferor shall comply fully with the obligations of Section 6.1(a).

(e) Receivables System. The Transferor shall maintain its Receivables System so that, from and after the time of sale of the Receivables under this Agreement, if the computer systems and records (including any backup archives) shall refer to any such Receivable, they shall indicate clearly the ownership interest of the Trust and, upon pledge to the Administrative Agent under the Loan and Security Agreement, the security interest of the Administrative Agent in such Receivable, as applicable. Indication of the Trust’s ownership of and the Administrative Agent’s security interest in a Receivable shall be deleted from or modified on the Receivables System and records of the Transferor, if any, when, and only when, the related Receivable shall have been paid in full or repurchased. The Transferor shall cause the Collateral Custodian or the E-Vault Provider on its behalf at all times to maintain “control” (as such term is used in Section 9-105 of the UCC) of all electronic records constituting or forming a part of a Receivable constituting electronic chattel paper on behalf of the Trust and, upon pledge to the Administrative Agent under the Loan and Security Agreement, the Administrative Agent as “secured party” (as such term is used in Section 9-105 of the UCC) such that the Trust and the Administrative Agent, as applicable, have had and at all relevant times will have a first priority perfected security interest against the Transferor and the Trust, as applicable, and their creditors in such Receivable.

(f) Certificates of Title. If the Transferor has not received a Certificate of Title related to a Purchased Receivable naming a Title Lien Nominee the first lien holder on such Certificate of Title for the related Financed Vehicle or the title application or other documentation necessary to obtain a Certificate of Title thereto noting such lien holder has not been submitted, then, promptly, but no later than 30 days after the related date of origination, the Transferor shall take all steps necessary to perfect the security interest against each Obligor in the related Financed Vehicle.

(g) Maintenance of Records. If at any time the Transferor proposes to sell, grant a security interest in, or otherwise transfer any interest in automotive contracts to any prospective purchaser, lender or other transferee, the Transferor shall give to such prospective purchaser, lender or other transferee computer tapes, records or printouts (including any restored from back-up archives) that, if they refer in any manner whatsoever to any specific Receivable, indicate that such Receivable has been sold to the Trust and pledged to the Administrative Agent, unless such Receivable has been paid in full or purchased by Carvana, the Transferor or the Servicer in accordance with the terms of the applicable Transaction Documents.

Section 6.2 Other Liens or Interests. Except for the sale contemplated by this Agreement and the Receivables Assignment, the Transferor shall not sell, pledge, assign or transfer any Receivable or the related Purchased Property (or any portion thereof) to any other Person, or grant, create, incur, assume or suffer to exist any Lien thereon or on any interest therein, and the Transferor shall defend the right, title, and interest of the Trust and the Administrative Agent in, to and under such Receivables and the related Purchased Property or the Collateral, as applicable, against all claims of third parties claiming through or under the Transferor or the Trust, in the case of the Administrative Agent. The Transferor shall not do anything to impair the, right, title, ownership or security interest of the Trust and the Administrative Agent in the Purchased Property.

Section 6.3 Perfection Costs and Expenses. The Transferor agrees to pay all reasonable costs and disbursements in connection with the perfection, as against all third parties, of the Trust’s right, title and interest in and to the Purchased Property with respect to each Receivables Pool.

Section 6.4 Separateness. The Transferor has taken, and shall continue to take, steps to make it unlikely that a voluntary or involuntary application for relief by Carvana under the Bankruptcy Code or similar applicable Requirements of Law in any state jurisdiction, would result in consolidation of the assets and liabilities of the Transferor with those of Carvana. These steps include the maintenance of the Transferor as a separate, limited-purpose subsidiary pursuant to the limitations in the Transferor’s limited liability company agreement and compliance with any assumptions or statements of fact in the non-consolidation opinion delivered to the Administrative Agent in connection with the Transaction Documents.

Section 6.5 Notice of Servicer Termination; Etc. The Transferor shall notify the Trust and the Administrative Agent (A) as soon as possible and in any event within five (5) Business Days after it obtains knowledge of the occurrence of an Event of Servicing Termination; and (B) promptly after the Transferor obtains knowledge thereof, notice of any litigation, investigation or proceeding that may exist at any time between the Transferor and any Person or any litigation or proceeding relating to this Agreement, the other Transaction Documents or the Purchased Property.

Section 6.6 Conduct of Business; Ownership. The Transferor shall carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly organized, validly existing and in good standing as a domestic limited liability company in its jurisdictions of formation and maintain all requisite authority, licenses and permits to conduct its business in each jurisdiction in which its business is conducted, except for any such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

Section 6.7 Collections. In the event the Transferor receives any Collections after the applicable Cutoff Date with respect to the Purchased Property for any amount due, it shall turn over any Collections received by it with respect to any Purchased Property to the Servicer within two (2) Business Days after its identification of such Collections.

Section 6.8 Selection Standards; Quarterly Meetings. Until the Commitment Termination Date, in addition to the Quarterly Operations Review (as defined in the Master Servicing Agreement), the Transferor shall participate in quarterly meetings with the Administrative Agent and the Lenders (“Quarterly Selection Standards Meeting”) on the 60th day (or such other day as soon thereafter as the Transferor and the Administrative Agent shall mutually agree) of each quarter and if such day is not a Business Day, then on the next Business Day (or as Parties may mutually agree) by telephone or, if agreed to by the parties, in person, to discuss and review, among other things, loss and delinquency performance of Carvana’s originated portfolio of motor vehicle installment sales contracts and installment loans, any material changes to the Carvana’s Credit Policy and other origination or underwriting guidelines, processes or policies, including special origination programs, that could influence, modify or impact the Purchased Property or the mix or characteristics of future Receivables Pools, as well as any proposed amendments or modifications to the definitions of Eligible Receivable or Eligible Receivables Pool since the preceding Quarterly Selection Standards Meeting.

Section 6.9 Furnishing of Information and Inspection of Records. If at any time the Transferor maintains any information regarding the Purchased Property, the Transferor shall furnish to the Administrative Agent from time to time such information with respect to the Purchased Property as the Administrative Agent may reasonably request. If the Transferor maintains such information, the Transferor shall, at any time and from time to time during regular business hours, as requested by the Administrative Agent, permit the requesting party, or its agents, representatives or regulators, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Receivables or other Purchased Property, and (ii) to visit the offices and properties of the Transferor for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Purchased Property or the Transferor’s performance hereunder and under the other Transaction Documents to which such Person is a party with any of the officers, directors, employees or independent public accountants of the Transferor having knowledge of such matters.

Section 6.10 Compliance with Laws, Etc. The Transferor shall comply with all Requirements of Law applicable to it, except for any such noncompliance that would not reasonably be expected to have a Material Adverse Effect on the Trust, the Administrative Agent, the Lenders or any of the Purchased Property or any of the transactions contemplated by the Transaction Documents.

Section 6.11 Indemnification.

(a) The Transferor shall indemnify, defend and hold harmless the Trust, the Owner Trustee, the Administrative Agent, the Lenders and their respective assigns and their respective officers, directors, employees, Affiliates and agents (the “Transferor Indemnified Parties”) from and against any and all costs, expenses, losses, damages, claims and liabilities arising out of or resulting from the use, ownership or operations by the Transferor or any of its Affiliates of any Financed Vehicle.

(b) The Transferor shall indemnify, defend and hold harmless the Transferor Indemnified Parties from and against any and all reasonable and documented costs, expenses, losses, claims, damages and liabilities solely to the extent that such cost, expense, loss, claim, damage or liability arose out of or resulted from the action or inaction (including any failure to comply with any applicable Requirements of Law) of any third party to whom the Transferor subcontracted or delegated the performance of its duties under this Agreement or the other Transaction Documents to which it is a party and only to the extent such cost, expense, loss, claim, damage or liability is not related to any credit loss.

(c) The Transferor shall indemnify, defend and hold harmless the Transferor Indemnified Parties from and against any and all costs, expenses, losses, claims, damages and liabilities, including reasonable external legal fees and expenses (i) to the extent that such cost, expense, loss, claim, damage, or liability arose out of, resulted from or was imposed upon any such Transferor Indemnified Party through the negligence (except for reasonable errors in judgment), willful misfeasance or bad faith of the Transferor or agent in the performance of its duties under this Agreement or the other Transaction Documents to which it is a party or by reason of a breach of its obligations or duties under this Agreement or the other Transaction Documents to which it is a party, (ii) arising out of, or resulting from, any breach of any representation, warranty, covenant or obligation of the Transferor in this Agreement, or the other Transaction Documents to which it is a party or in any Schedule, Exhibit, written statement or certificate furnished by the Transferor pursuant to this Agreement or the other Transaction Documents to which it is a party (in each case, as each such representation or warranty would read if all qualifications as to knowledge or materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom), (iii) arising out of, or resulting from, any untrue statement of a material fact in any written information provided or delivered by the Transferor, or any Affiliate of the Transferor on its behalf, to the Trust, the Administrative Agent or the Lenders pursuant to, for the purposes of, or in connection with, this Agreement or the other Transaction Documents to which it is a party, (iv) arising out of, or resulting from, any action, suit, proceeding or claim or other litigation to the extent resulting from the actions or omissions of the Transferor, the Trust or any of their consolidated Affiliates or any of their respective agents, directors, officers, servants or employee, excluding, however, any costs, expenses, losses, claims, damages or liabilities resulting from the gross negligence, bad faith or willful misconduct on the part of such Transferor Indemnified Party and (v) resulting from any conduct or omission of the Transferor or the Trust that results in failure of the Trust or the Administrative Agent, as applicable, to have a perfected and enforceable security interest against a related Obligor in the related Financed Vehicle, including any failure to obtain a first priority perfected security interest in the related Financed Vehicle in connection with the origination of the Receivable. Indemnification under this Section 6.11 shall include reasonable fees and expenses of one external counsel and reasonable costs and expenses of litigation; provided, however, that the Transferor pursuant to this Section 6.11, Carvana pursuant to Section 6.11 of the Master Sale Agreement (Warehouse), the Trust, the Transferor or the Trust Administrator pursuant to Article XI of the Loan and Security Agreement, and the Servicer pursuant to Section 5.2 of the Master Servicing Agreement shall only be responsible collectively for reasonable fees and expenses of one external counsel. If the Transferor has made any indemnity payments pursuant to this Section 6.11 and the recipient thereafter collects any of such amounts from others with respect to such claim, the recipient shall promptly repay such amounts collected to the Servicer, without interest.

(d) This Section 6.11 shall survive any termination of this Agreement.

Section 6.12 Forbearance. The Transferor shall not cause or permit the Trust to take any action which would result in the Trust’s failure to comply with Sections 6.4 or 6.14 hereunder or the Trust’s failure to comply with Sections 6.1(o) of the Loan and Security Agreement.

Section 6.13 Consolidations, Mergers and Sales of Assets. The Transferor and the Trust will not be a party to any merger or consolidation, or purchaser or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, covey or lease all or any substantial part of its assets, or sell or assign with or without recourse any portion of its assets or the Collateral or any interest therein (other than pursuant to the Transaction Documents.

Section 6.14 Operation of the Transferor. Without limiting the generality of Section 6.4, the Transferor shall be operated and managed in accordance with rating agency requirements for single-use special purpose entities.

Section 6.15 Furnishing of Information and Inspection of Records. The Transferor shall furnish to the Trust and the Administrative Agent from time to time such information with respect to the Purchased Property or the origination or acquisition thereof as the Trust and the Administrative Agent may reasonably request to the extent that such information is not held by or under the control of the Servicer. The Transferor shall, at any time and from time to time during regular business hours, as requested by the Trust or the Administrative Agent, permit the requesting party, or its agents, representatives or regulators, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Receivables or other Purchased Property to the extent that such information is not held by or under the control of the Servicer, and (ii) to visit the offices and properties of the Transferor for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Purchased Property or the origination or acquisition thereof or the Transferor’s performance hereunder and under the other Transaction Documents to which such Person is a party with any of the officers, directors, employees or independent public accountants of the Transferor having knowledge of such matters.

Section 6.16 Publicity. All media releases, public announcements and public disclosures by any Party or its respective employees or agents, relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby or the name of the Transferor, the Trust, the Administrative Agent or the Lenders, including promotional or marketing material, shall be coordinated with and consented to by the other Party in writing prior to the release thereof, which consent shall not be unreasonably withheld or delayed; provided, however, that any announcement intended solely for internal distribution by the disclosing Party to its directors, employees, officers and agents or any disclosure required by Requirements of Law or by accounting requirements, shall not require such coordination or consent.

Section 6.17 No Solicitation. The Transferor agrees that it will not, directly or indirectly, specifically solicit, and will not permit any of its Affiliates to, directly or indirectly, specifically solicit, any Obligor (in writing or otherwise) to refinance any Purchased Receivable (including solicitations for the purchase of a new vehicle); provided, however, that each of Transferor and its Affiliates may, directly or indirectly, engage in a general solicitation directed generally at the obligors of receivables originated or serviced by the Transferor or the Servicer at large, so long as the Obligors under the Purchased Receivables are not the predominant targets of such general solicitation for refinancing.

Section 6.18 Remediation. The Transferor shall (i) provide the Trust and the Administrative Agent with written notice, to the extent not prohibited by any applicable Requirements of Law, of any Remediation if such Remediation could reasonably be expected, individually or in the aggregate with any other Remediation, to have a Material Adverse Effect on the Trust, the Administrative Agent or the Lenders or any of the Purchased Property or the Collateral and (ii) implement any Remediation in accordance with all terms thereof and all applicable Requirements of Law.

Section 6.19 Quarterly Statements as to Compliance. The Transferor shall deliver to the Trust and the Administrative Agent and the Lenders on or before the forty-fifth (45th) day following each calendar quarter, beginning February 14, 2018 (or, if such day is not a Business Day, the next succeeding Business Day), an Officer’s Certificate of the Transferor, dated as of the last Business Day of the immediately preceding calendar quarter, in each instance stating that (i) a review of the activities of the Transferor during the preceding calendar quarter (or, with respect to the first such certificate, such period as shall have elapsed from the Effective Date to the date of such certificate) and of its performance under this Agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, the Transferor has fulfilled all its obligations under this Agreement in all material respects throughout such period, or, if there has been a default in the fulfillment of any such obligation, in any material respect specifying each such default known to such officer and the nature and status thereof.

Section 6.20 Additional Covenants. From the date hereof until the later of the Commitment Termination Date and the date on which the Receivables have been paid in full, the Transferor will:

(a) Preservation of Existence; License. It will preserve and maintain its existence, rights, franchises and privileges in its State of formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect and (without suspension or limitation) will not terminate or let lapse any licenses, consents or approval currently held by it necessary to ensure its performance of any duty contemplated this Agreement or the other Transaction Documents to which it is a party.

(b) Performance and Compliance with Contracts. It will, at its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts and in and all other agreements related to such Contracts. It shall enforce its rights under this Agreement or the other Transaction Documents to which it is a party.

(c) Keeping of Records and Books of Account. It will (or will cooperate with the Servicer to) maintain and implement administrative and operating procedures (including an ability to re-create records evidencing Receivables in the event of the destruction of the originals thereof, in the case of tangible Contracts, or loss of access to the vault system of the Contracts maintained therein, in the case of electronic Contracts), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables.

(d) Transferred Assets. With respect to each Receivable transferred or acquired by it, it will: (i) transfer or acquire such Receivable pursuant to and in accordance with the terms of this Agreement, (ii) take all action necessary to perfect, protect and more fully evidence the assignee’s interest in such Receivable, including (A) filing and maintaining, effective financing statements (Form UCC-1) in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate and (iii) taking all additional action that the Trust or the Administrative Agent may reasonably request, including the filing of financing statements to perfect, protect and more fully evidence the respective interests of the parties to this Agreement, the Master Sale Agreement (Warehouse) and the Loan and Security Agreement in the Purchased Property.

(e) Collection Policy. It will (or will cooperate with the Servicer to), to the extent applicable, comply with the Collection Policy with respect to each Receivable.

(f) Taxes. It will file or cause to be filed all federal and material state, local or foreign tax returns that are required to be filed by it. It will shall pay all federal or material amounts of state, local or foreign taxes and all material assessments made against it or any of its property (other than any amount of tax the validity of which it plans to contest in good faith by appropriate proceedings and with respect to which it retains reserves on its books).

(g) Liens. It will not create, or participate in the creation of, or permit to exist, any Lien with respect to the Collection Account or any account into which collections on the Receivables are deposited, except as set forth in the Transaction Documents.

(h) Reporting. It will distribute, or cause to be distributed, to the Trust and the Administrative Agent:

(i) Settlement Reports. Not later than the second Business Day preceding each Settlement Date, a Settlement Report, and not later than the third Business Day preceding any Funding Date, a Funding Report.

(ii) Additional Data. Additionally, and solely to the extent such data is available, the Transferor shall provide, or reasonably cooperate with the Servicer to provide the Administrative Agent the Monthly Servicer Report or Monthly Data File, as applicable, in a format reasonably acceptable to the Administrative Agent, with data regarding the characteristics of the Receivables, in form and substance necessary for the Trust and the Servicer to comply with the information requirements under the Loan and Security Agreement and the Master Servicing Agreement, respectively, and the reasonably acceptable to the Administrative Agent, including (A) delinquencies (including a list of Delinquent Receivables), and (B) annualized losses or loss information by vintage origination year on Carvana’s originated portfolio of motor vehicle installment sales contracts and installment loans, presented on a quarterly basis, in each case of clause (A) and (B), until the date all amounts outstanding under the Loan and Security Agreement (other than inchoate obligations for which no claim has been made) have been paid in full.

(iii) Income Tax Liability. Within ten (10) Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the tax liability of any “Affiliated Group” (within the meaning of Section 1504(a)(l) of the Code) which equal or exceed twenty-five thousand dollars ($25,000) with respect to the Transferor or the Trust, telephonic or emailed notice (confirmed in writing within five (5) Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof.

(iv) Tax Returns. Upon demand by the Administrative Agent, copies of all federal, State and local tax returns and reports filed by the Transferor (excluding sales, use and like taxes), to the extent the Transferor is required to file such tax returns.

(v) Auditors’ Management Letters. Promptly after any auditors’ management letters are received by the Transferor or by its accountants, which refer in whole or in part to any inadequacy, defect, problem, qualification or other lack of fully satisfactory accounting controls utilized by the Transferor.

(vi) ERISA. Promptly after receiving written notice of any “Reportable Event” (as defined in Title IV of ERISA) with respect to the Transferor (or any ERISA Affiliate thereof), a copy of such written notice.

(vii) Notice of Material Events. Promptly after obtaining knowledge of an event or circumstance that is likely to result in a Commitment Termination Event, Event of Servicing Termination or have a Material Adverse Effect on the Transferor or the Trust, the Purchased Property, the Administrative Agent or the Lenders, or entry of a judgment against the Transferor or the Trust of $25,000 or more, notice of such event or circumstance.

(i) Accounting Policy. It will promptly notify the Trust and the Administrative Agent of any material change in its accounting policies.

(j) Other. It will furnish to the Administrative Agent promptly, from time to time, such other information, documents, records or reports respecting the Purchased Property or the condition or operations, financial or otherwise, of it as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Trust, the Administrative Agent and the Lenders under or as contemplated by the Transaction Documents.

(k) Compliance with System Description. It will, and will cause the Collateral Custodian and E-Vault Provider, at all times comply in all material respects with the System Description with respect to matters related to the perfection in the Receivables, the Purchase Receivable and the Collateral by “control” (as such term is used in Section 9-105 of the UCC).

(l) Financial Statements. To the extent not filed with the Securities and Exchange Commission and publicly available on EDGAR, within 120 days after the end of each fiscal year and 60 days after each fiscal quarter (or if the Transferor is a reporting company under the Securities and Exchange Act of 1934, such period as required thereunder for the filing thereof), the Transferor will provide to the Administrative Agent copies of its unaudited financial statements for the prior fiscal year or unaudited financial statements with respect to each of the first three fiscal quarters.

(m) Access to Systems. During the period beginning on the initial Closing Date and ending thirty (30) days after the Commitment Period, the Transferor shall give the Administrative Agent and the Lender and their duly authorized representatives, attorneys and auditors, upon reasonable request of the Administrative Agent, on-site access to the Transferor’s loan tracking systems and document repository, which access shall facilitate quality assurance and quality control reviews, enable the Administrative Agent and the Lenders to back-up Receivables Files to the their respective systems, to enable them to review Receivables tracking processes, procedures, approvals and boarding and permit them with reasonable access to the Transferor’s quality reporting and backup documentation (e.g., workpapers, sampled transactions and account-level results). Promptly following the end of each calendar month during the period beginning on the initial Closing Date and ending thirty (30) days after the Commitment Period, the Transferor shall, at the reasonable request of the Administrative Agent, provide the Administrative Agent and the Lenders with screenshots that would enable them to complete the foregoing review on a sample of Receivables determined by the Administrative Agent (limited to one hundred (100) Receivables in any calendar week.

(n) Annual Opinion of Counsel. Counsel for the Transferor shall deliver on or before March 15 of each year (or, if such date is not a Business Day, the next succeeding Business Day), beginning March 15, 2018, an Opinion or Opinions of Counsel addressed to the Trust and the Administrative Agent and the Lenders stating that, in the opinion of such counsel, such action has been taken with respect to the authorization, execution and filing of any financing statements and continuation statements as is necessary to maintain the liens and security interests created under this Agreement and reciting the details of such action or stating that in the opinion of such counsel no such action is necessary to maintain the liens and security interests created under this Agreement.

(o) Delivery of Servicer Files. To the extent that any portion of the Servicer Files related to any Purchased Receivable is not in the possession of the Servicer immediately prior to any related Closing Date, the Transferor shall deliver such portion of the Servicer Files for each Receivable listed on the Schedule of Receivables delivered to the Administrative Agent on each Closing Date.

Section 6.21 Negative Covenants. From the date hereof until the later of the Commitment Termination Date and the date on which the Receivables have been paid in full, the Transferor will not:

(a) Receivables Not to be Evidenced by Instruments. It will take no action to cause any Receivable that is not, as of the Closing Date or the related Settlement Date, as the case may be, evidenced by an “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper, to be so evidenced except in connection with the enforcement or collection of such Receivable.

(b) True Sale. It will not account for or treat (whether in its financial statements or otherwise) the transfers by Carvana to the Transferor or the Transferor to the Trust in any manner other than as the sale, or absolute assignment, of the Receivables and related assets.

(c) ERISA Matters. It will not, to the extent it could reasonably result in material liability to or impairment of any assets of or interests of the Trust, the Administrative Agent or the Lenders in assets of the Transferor, (i) engage or permit any ERISA affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (ii) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan, (iii) fail to make any payments to a Multiemployer Plan that it or any ERISA Affiliate is required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (iv) permit the filing of any notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, (v) permit the termination of any Pension Plan under Section 4041(c) of ERISA or the institution by the Pension Benefit Guaranty Corporation of proceedings to terminate or appoint a trustee to administer a Pension Plan, or (vi) permit any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) Changes in Payment Instructions to Obligors. It will not add or make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding payments to be made with respect to the Receivables, unless the Administrative Agent shall have consented to such change and has received duly executed copies of all documentation related thereto, which documentation shall be satisfactory in form and substance to the Administrative Agent.

(e) Extension or Amendment of Receivables. It will not, except as otherwise permitted in pursuant to this Agreement or the other Transaction Documents, extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the terms of any Receivables.

(f) Credit Policy. During the Commitment Period, the Transferor will not permit Carvana to amend, modify, restate or replace, in whole or in part, its identity, income, and payment verification practices, including, but not limited to, any change to Exhibit B attached hereto, without written notification to the Administrative Agent; provided that the prior written consent of the Administrative Agent shall be required if such amendment, modification, restatement or replacement would impair the collectability of any Receivable or otherwise materially and adversely affect the interests or the remedies of the Administrative Agent or the Lenders under this Agreement or any other Transaction Document. At the Administrative Agent’s request, but no more frequently than [***], the Transferor will cause Carvana to provide to the Administrative Agent an explanation of all material changes to Carvana’s policies concerning generation of financing terms over the preceding [***]. For the avoidance of doubt, changes to the Receivable Structure Constraints shall be considered material changes to policies concerning generation of financing terms.

[***]	Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

(g) Collection Policy. The Transferor will not amend, modify, restate or replace, in whole or in part, the Collection Policy, as such guidelines, policies and procedures as may be amended, modified, restated, replaced or otherwise supplemented from time to time in accordance with Section 3.1(c) of the Master Servicing Agreement, and as modified by the Servicing Exceptions, if any, or with respect to any successor Servicer, the customary servicing and collection guidelines, policies and procedures of such successor Servicer with such changes as shall be required by the Administrative Agent and agreed to in writing by such successor Servicer and the Administrative Agent, as such agreed upon guidelines, policies and procedures may be changed from time to time in accordance with Section 3.1(c) of the Master Servicing Agreement.

(h) No Assignments. It will not assign or delegate, grant any interest in or permit any Lien (other than Permitted Liens) to exist upon any of its rights, obligations or duties under this Agreement or any other Transaction Document without the prior written consent of the Administrative Agent.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1 Obligations of the Transferor. The obligations of the Transferor under this Agreement shall not be affected by reason of any invalidity, illegality or irregularity of any Receivable with respect to any Receivables Pool.

Section 7.2 Repurchase of Receivables Upon Breach by the Transferor. Upon (i) the discovery of any breach of any representation or warranty as set forth in Section 4.2(cc) of this Agreement (and with respect to paragraph (x) therein, without giving effect to any knowledge requirements) or (ii) The Transferor, the Trust, the Administrative Agent or the Lenders incurring any cost, expense, loss, claim, damage or liability resulting from any conduct or omissions of Carvana or the Transferor that results in the failure of the Trust or the Administrative Agent to have a perfected and enforceable security interest against a related Obligor in the related Financed Vehicle (including any failure to obtain a first priority perfected security interest in the related Financed Vehicle in connection with the origination of the Receivable), the Party discovering such breach shall give prompt written notice of the breach to the other Parties. Unless the breach described in clause (i) above has been cured in all material respects by the last day of the Collection Period immediately following the Collection Period during which such breach is discovered or notice of such breach is given and, with respect to the failure described in clause (ii) above, in each such circumstance, or unless Carvana has repurchased such Receivables pursuant to Section 7.2 of the Master Sale Agreement (Warehouse) the Transferor shall repurchase, as of the last day of such Collection Period, any Receivable for which such representation or warranty was breached for the Warranty Payment. In consideration of the repurchase of a Warranty Receivable, the Transferor shall remit the Warranty Payment to the Trust, who shall in turn remit, or cause to be remitted, such payment to the Collection Account for distribution pursuant to Section 4.2 of the Master Servicing Agreement. The obligation of the Transferor to repurchase any Receivable as to which a breach has occurred and is continuing, shall, if such obligation is fulfilled, constitute the sole remedy (except as provided in Section 6.11 of this Agreement) against the Transferor for such breach available to the Trust, the Administrative Agent and the Lenders.

Section 7.3 Assignment of Warranty Receivables. With respect to all Receivables repurchased pursuant to this Agreement, the Trust shall assign to the Transferor, without recourse, representation or warranty to the Transferor, all of the Trust’s right, title and interest in and to such Receivables, and all security and documents relating thereto

Section 7.4 Amendment. This Agreement may be amended from time to time, with prior written consent of the Administrative Agent and the Lenders, by a written amendment duly executed and delivered by the Transferor and the Trust.

Section 7.5 Waivers. No failure or delay on the part of the Trust or any assignee thereof in exercising any power, right or remedy under this Agreement, any Pool Supplement or any Receivables Assignment shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

Section 7.6 Notices. All communications and notices pursuant hereto to either Party must be in writing personally delivered, sent by facsimile or email, in each case with a copy to follow via first class mail or mailed by certified mail-return receipt requested, and shall be deemed to have been duly given at the address, fax number or email for each Party set forth below.

To the Transferor:	Carvana Auto Receivables 2016-1 LLC
c/o Carvana, LLC, its sole member
4020 East Indian School Road
Phoenix, Arizona 85018
Attention: General Counsel
Email: DL-CarvanaLegal@carvana.com

With a copy to:	Snell & Wilmer L.L.P.
400 East Van Buren
Phoenix, Arizona 85004-2202
Attention: Brian Burke
602.382.6379
bburke@swlaw.com

To the Trust:	Sonoran Auto Receivables Trust 2016-1
CAIH, LLC
227 West Monroe, Suite 4800
Chicago, Illinois 60606
Attention: Gregory Drake
Email: [ ]

With a copy to:	Carvana, LLC
4020 East Indian School Road
Phoenix, Arizona 85018
Attention: General Counsel
Email: DL-CarvanaLegal@carvana.com

To Administrative
Agent:	Ally Bank
6985 Union Park Center
Midvale, UT 84047
Attn: Greg Behrmann
Telephone No.: (801) 790-5068
Email: greg.behrmann@ally.com

To Carvana:	Carvana, LLC
4020 East Indian School Road
Phoenix, Arizona 85018
Attention: General Counsel
Email: DL-CarvanaLegal@carvana.com@carvana.com

With a copy to:	Snell & Wilmer L.L.P.
400 East Van Buren
Phoenix, Arizona 85004-2202
Attention: Brian Burke
602.382.6379
bburke@swlaw.com

Section 7.7 Costs and Expenses. Except as otherwise provided in this Agreement or the other Transaction Documents, the Transferor and the Trust shall each pay its own expenses incident to the performance of its respective obligations under this Agreement.

Section 7.8 Survival. The respective agreements, representations, warranties and other statements by the Transferor and the Trust set forth in or made pursuant to this Agreement shall remain in full force and effect and shall survive the closing under Section 2.2 and any sale, transfer or other assignment of the Receivables or other Purchased Property by the Trust.

Section 7.9 Headings and Cross-References. The various headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 7.10 Governing Law, Submission to Jurisdiction, Etc.

(a) THIS AGREEMENT AND THE RECEIVABLES ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b) THE TRANSFEROR AND THE TRUST HEREBY MUTUALLY AGREE TO SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE TRANSFEROR AND THE TRUST HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) THE TRANSFEROR AND THE TRUST EACH HEREBY WAIVES (TO THE EXTENT THAT IT MAY LAWFULLY DO SO) ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. INSTEAD, ANY DISPUTE RESOLVED IN COURT SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 7.11 Counterparts. This Agreement may be executed in two or more counterparts and by different parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement electronically or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 7.12 Further Assurances. The Transferor and the Trust shall each, at the request of the other or the Administrative Agent execute and deliver to the other all other instruments that either may reasonably request in order to more fully effect the sale of the Purchased Property to the Trust or the sale of the Purchased Property to the Trust or the pledge thereof to the Administrative Agent.

Section 7.13 Severability of Provisions. If any provision of this Agreement is invalid or unenforceable, then, to the extent such invalidity or unenforceability shall not deprive either Party of any material benefit intended to be provided by this Agreement, all of the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

Section 7.14 Assignment. Neither the Transferor nor the Trust may assign or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other Party and the Administrative Agent except that the Trust may pledge such rights to the Administrative Agent pursuant to the Loan and Security Agreement.

Section 7.15 Further Assignment; Third Party Beneficiary. The Transferor acknowledges that the Trust may, pursuant to the Loan and Security Agreement, pledge such Receivables and related Purchase Property to the Administrative Agent. The Parties hereby acknowledge and agree that the Administrative Agent and the Lenders may rely on, and each is an express third party beneficiary of, this Agreement and the Receivables Assignment, and each of the representations, warranties, covenants and agreements hereunder and thereunder.

Section 7.16 Limitations on Rights of Others. The provisions of this Agreement, each Pool Supplement and each Receivables Assignment are solely for the benefit of the Transferor, the Trust and the Administrative Agent and the Lenders, and nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in, under, or in respect of this Agreement or any covenants, conditions or provisions contained herein. This Agreement does not create, and shall not be deemed to create, a relationship between the Parties or either of them and any third party, other than the Administrative Agent and the Lenders, as described in Section 7.15 above in the nature of a third party beneficiary or fiduciary relationship; provided, however, that the existence of this Section 7.16 shall not relieve the Transferor of its indemnity obligations set forth in Section 6.11 of this Agreement and the Trust may, and shall when requested, enforce such indemnification claims for the Transferor Indemnified Parties set forth in Section 6.11.

Section 7.17 No Petition Covenant. Notwithstanding any prior termination of this Agreement, the Trust shall not, prior to the date which is one year and one day after the later (i) of the final payment or liquidation of all Receivables purchased by Ally Bank and Ally Financial, Inc. under the Flow Purchase Agreement and (ii) the repayment in full of all obligations owing to the Administrative Agent and the Lenders pursuant to the Loan and Security Agreement, acquiesce, petition or otherwise invoke or cause the Transferor to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against the Transferor under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Transferor or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Transferor under any federal or state bankruptcy or Insolvency Proceeding.

Section 7.18 Concerning the Owner Trustee. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Trust, National Association (“WTNA”), not individually or personally but solely as Owner Trustee of the Trust, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by WTNA but is made and intended for the purpose of binding only the Trust, (c) nothing herein contained shall be construed as creating any liability on WTNA, individually or personally, to perform any covenant either expressed or implied contained herein of the Trust, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (d) WTNA has made no investigation as to the accuracy or completeness of any representations and warranties made by the Trust in this Agreement and (e) under no circumstances shall WTNA be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement or any other Transaction Documents.

Section 7.19 Effect of Amendment and Restatement. It is the intent of the parties hereto that this Amended and Restated Master Transfer Agreement shall, as of the date hereof, amend and restate and replace in its entirety the Master Transfer Agreement (the “Original Master Transfer Agreement”), dated December 29, 2016, among the Transferor and the Trust; provided that, with respect to the period of time from December 29, 2016, through the date hereof, the rights, obligations, representations and warranties of the parties shall be governed by the Original Master Transfer Agreement; provided further, that the amendment and restatement of the Original Master Transfer Agreement shall not affect any of the grants, transfers or conveyances contemplated by the Original Master Transfer Agreement to have occurred prior to the date hereof. Each of the parties hereto, in each of its respective capacities hereunder and under each of the other Transaction Documents, as applicable, hereby consents to the amendment and restatement of the Original Master Transfer Agreement and each of the other Transaction Documents on the date hereof, and does hereby acknowledge receipt of notice of such amendments and restatements and waives any further notice requirement with respect thereto, if and to the extent any such consent or notice was required hereunder or thereunder.

* * *

The Parties have caused this Amended and Restated Master Transfer Agreement to be executed by their respective duly authorized officers as of the date and year first above written.

CARVANA AUTO RECEIVABLES 2016-1 LLC, as Transferor

By:	/s/ Paul Breaux
Name: Paul Breaux
Title: Vice President

SONORAN AUTO RECEIVABLES TRUST 2016-1

By:	WILMINGTON TRUST,
NATIONAL ASSOCIATION,
not in its individual capacity, but solely
as Owner Trustee

By:	/s/ Dorri Costello
Name: Dorri Costello
Title: Vice President

S-1

EXHIBIT A

FORM OF POOL SUPPLEMENT

THIS POOL SUPPLEMENT (this “Supplement”) to the Amended and Restated Master Transfer Agreement (the “Master Transfer Agreement”), dated as of March 6, 2017, by and between Carvana Auto Receivables 2016-1 LLC, a Delaware limited liability company (the “Transferor”) and Sonoran Auto Receivables Trust 2016-1, a Delaware statutory trust (the “Trust”). Except as otherwise expressly provided herein or unless the context otherwise requires, all capitalized terms used herein shall have the meanings attributed to them in Appendix A to the Master Transfer Agreement.

Receivables Pool Specific Information.

(a) The following information shall apply to the Receivables Pool sold by the Transferor to the Trust on the date hereof:

Receivables Pool Number:	[Insert Pool Number]

Pool Cutoff Date:	[ , 20 ].

Closing Date:	[ , 20 ].

Cutoff Date Aggregate Outstanding Principal Balance:	$ [ ].

Purchase Price:	$ [ ].

Total to be Wired	$ [ ].

The first Payment Date:	[ , 20 ].

The first Reporting Date:	[ , 20 ].

(b) The following Schedules are attached hereto and incorporated herein by reference:

SCHEDULE 1	Officer’s Certificate of the Transferor

SCHEDULE 2	Settlement Report

SCHEDULE 3	Receivables Assignment

SCHEDULE 4	Accounts and Receivables Analysis for the subject Receivables Pool

SCHEDULE 5	Schedule of Receivables for the subject Receivables Pool

SCHEDULE 6	Pool Stratifications and Other Pool Characteristics

Each such Exhibit shall be completed and executed (as applicable) as of the Closing Date.

Section 2. Representations and Warranties of the Transferor.

The representations and warranties of the Transferor set forth in Section 4.2(n) of the Master Transfer Agreement shall be true as of the Closing Date.

Section 3. Effect of Supplement. Except as specifically supplemented herein, the Master Transfer Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Supplement need not be made in the Master Transfer Agreement, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Master Transfer Agreement, any reference in any of such items to the Master Transfer Agreement being sufficient to refer to the Master Transfer Agreement as supplemented hereby.

Section 4. Counterparts. This Supplement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Supplement electronically or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement. Any of the parties hereto may execute this Supplement by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Supplement shall be governed by the internal laws of the State of New York.

Section 5 Concerning the Owner Trustee. It is expressly understood and agreed by the parties hereto that (a) this Pool Supplement is executed and delivered by Wilmington Trust, National Association (“WTNA”), not individually or personally but solely as Owner Trustee of the Trust, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by WTNA but is made and intended for the purpose of binding only the Trust, (c) nothing herein contained shall be construed as creating any liability on WTNA, individually or personally, to perform any covenant either expressed or implied contained herein of the Trust, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (d) WTNA has made no investigation as to the accuracy or completeness of any representations and warranties made by the Trust in this Pool Supplement and (e) under no circumstances shall WTNA be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Pool Supplement or any other Transaction Documents.

* * * * *

Ex. A- 2 -

IN WITNESS WHEREOF, the parties hereto have caused this Pool Supplement to the Amended and Restated Master Transfer Agreement to be duly executed by their respective officers duly authorized as of the day and year first above written.

SONORAN AUTO RECEIVABLES TRUST 2016-1

By:	WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Owner Trustee

By:
Name:
Title:

CARVANA AUTO RECEIVABLES 2016-1 LLC, as Transferor

By:
Name:
Title:

Ex. A- 3 -

Schedule 1

Officer’s Certificate of the Transferor

In accordance with Section 1(b) of the Pool Supplement dated as of [                ], 20[    ], by and between Sonoran Auto Receivables Trust 2016-1, a Delaware statutory trust (the “Trust”), and Carvana Auto Receivables 2016-1 LLC (the “Transferor”), a Delaware limited liability company, the undersigned hereby certifies to the Trust that, as of the date hereof, the representations and warranties of the Transferor under the Master Transfer Agreement and the other Transaction Documents to which it is a party are true and correct in all material respects (or, if another date for such representation or warranty is specified therein, then as of such other date), and that the Transferor has complied with all agreements and satisfied all conditions on its part to be performed or satisfied in all material respects on or prior to the date hereof pursuant to the Master Transfer Agreement and the other Transaction Documents to which it is a party.

Sch. 1-1

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate as of the date and year first above written.

CARVANA AUTO RECEIVABLES 2016-1, LLC, as Transferor

By
Name:
Title:

Sch. 1-2

Schedule 2

FORM OF SETTLEMENT REPORT1

Pool Cutoff Date	/ /20
Closing Date	/ /20
Days Elapsed between Cutoff and Closing	[ ]

A. Cutoff Date Aggregate Outstanding Principal Balance	$[ ]

B. Purchase Price	$[ ]

Receivables Purchase Price	$[ ]

Total to be Wired	$[ ]

Collections after the related Cutoff Date of each Receivable to the Closing Date to be paid by the Transferor to the Trust on [            ] [    ], 20[    ] pursuant to Section 2.1 of the Master Transfer Agreement.

[1]	Example - not actual

Sch. 2-1

Schedule 3

Receivables Assignment

[                ], 201[    ]

For value received, in accordance with the Amended and Restated Master Transfer Agreement dated as of March 6, 2017 (the “Master Transfer Agreement”), between the undersigned and Sonoran Auto Receivables Trust 2016-1 (the “Trust”), as amended, supplemented or otherwise modified from time to time, the undersigned does hereby sell, assign, transfer and otherwise convey to the Trust (except as provided in the Master Transfer Agreement), without recourse (except as provided in the Master Transfer Agreement) the following (collectively, the “Purchased Property”):

(i) all right, title and interest of the Transferor in, to and under the Receivables listed on the Schedule of Receivables attached as Schedule 5 to the related Pool Supplement, delivered to the Trust on the date hereof, and all monies received thereon after the related Cutoff Date, exclusive of any amounts allocable to the premium for physical damage collateral protection insurance required by the Transferor or the Servicer covering any related Financed Vehicle;

(ii) the interest of the Transferor in the security interests in the Financed Vehicles granted by Obligors pursuant to the Receivables and, to the extent permitted by law, any accessions thereto;

(iii) the interest of the Transferor in any proceeds from claims on any physical damage, credit life, credit disability, warranties, debt cancellation agreements or other insurance policies covering the related Financed Vehicles or Obligors, including any rebates or credits of any premiums or other payment with respect to any of the foregoing;

(iv) all of the Transferor’s right, title and interest in, to and under the Receivable Files;

(v) all of the Transferor’s right, title and interest in and to the Master Sale Agreement (Warehouse), dated as of December 29, 2016, between the Transferor and Carvana, LLC, and remedies thereunder and the assignment to the Trust of all UCC financing statements filed against Carvana under or in connection with such Master Sale Agreement (Warehouse); and

(vi) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing described in clauses (i) through (v) above and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all the foregoing, including all proceeds of the conversion of any or all of the foregoing, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, investment property, payment intangibles, general intangibles, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.

Sch. 3-1

It is the intention of the Transferor and the Trust that the sale, transfer, assignment and other conveyance of the Receivables contemplated by this Receivables Assignment shall constitute an independent sale of such Receivables from the Transferor to the Trust and the beneficial interest in and title to such Receivables shall not be part of the Transferor’s estate in the event of the filing of a bankruptcy petition by or against the Transferor under any bankruptcy law. Although the parties intend that the sale, transfer, assignment and other conveyance contemplated by this Receivables Assignment to be an independent sale, in the event any such sale, transfer, assignment and other conveyance is deemed to be other than a sale, the parties intend and agree (i) that all filings described in the Master Transfer Agreement shall give the Trust a first priority perfected security interest in, to and under such Receivables and the related Purchased Property and all proceeds of any of the foregoing, in each case with respect to such transfer and assignment; (ii) this Receivables Assignment together with the Master Transfer Agreement and the related Pool Supplement shall be deemed to be the grant of, and the Transferor hereby grants to the Trust, a security interest from the Transferor to the Trust in such Receivables and the related Purchased Property in order to secure its obligations with respect to such transfer and assignment; (iii) this Receivables Assignment together with the Master Transfer Agreement and the related Pool Supplement shall be a security agreement under applicable law for the purpose of each such transfer and assignment; and (iv) the Trust shall have all of the rights, powers and privileges of a secured party under the UCC with respect to such transfer and assignment and the Purchased Property related thereto.

The foregoing conveyance does not constitute and is not intended to result in any assumption by the Trust of any obligation of the undersigned to the Obligors, insurers or any other Person in connection with such Receivables, the applicable Receivable Files, any insurance policies or any agreement or instrument relating to any of them.

This Receivables Assignment is made pursuant to and upon the representations, warranties and agreements on the part of the undersigned contained in the Master Transfer Agreement and is to be governed by the Master Transfer Agreement.

Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Master Transfer Agreement.

Sch. 3-2

IN WITNESS WHEREOF, the undersigned has caused this Receivables Assignment to be duly executed as of the date and year first above written.

CARVANA AUTO RECEIVABLES 2016-1, LLC, as Transferor

By:
Name:
Title:

Sch. 3-3

Schedule 4

Accounts and Receivables Analysis

Any form of Analysis approved in writing from time to time by Transferor, the Trust and the Administrative Agent.

Sch. 4-4

Schedule 5

Schedule of Receivables

For each Receivables Pool, to include final information required for the Trust to complete the related Funding Request and Funding Report.

Electronic files sent to Trust at the following date and time:                     .xls - sent          AM/PM on                 , 20

Sch. 5-1

Schedule 6

Pool Stratifications and Other Pool Characteristics

Any form of pool stratifications and other pool characteristics approved in writing from time to time by Transferor, the Trust and the Administrative Agent.

Sch. 6-1

EXHIBIT B

CREDIT POLICY

The Microsoft Word files contained in the file named “Carvana-UnderwritingPolicyandProcedure.docx” that Carvana delivered to the Trust and the Administrative Agent by electronic mail at 4:41 P.M. eastern time on December 13, 2016

Exh B-1

APPENDIX A

DEFINITIONS AND USAGE

(a) Construction and Usage. Unless otherwise provided in the Master Sale Agreement (Warehouse), the Master Transfer Agreement, or the Master Servicing Agreement (the “Specified Documents”), the following rules of construction and usage are applicable to this Appendix and the Specified Documents.

(i) As used in this Appendix or in Specified Documents and in any certificate or other document made or delivered pursuant thereto, accounting terms not defined herein, or in any such Specified Document, or in any such certificate or other document, and accounting terms partly defined herein or in any such certificate or other document, to the extent not defined herein, have the respective meanings given to them under generally accepted accounting principles. To the extent that the definitions of accounting terms herein, in any such Specified Document or in any such certificate or other document are inconsistent with the meanings of such terms under such generally accepted accounting principles, the definitions contained herein, in such Specified Document or in any such certificate or other document control.

(ii) The words “hereof,” “herein,” “hereunder” and words of similar import when used in any Specified Document refer to such Specified Document as a whole and not to any particular provision or subdivision thereof. References in any Specified Document to “Article,” “Section” or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to such Specified Document. The term “including” means “including without limitation.” The word “or” is not exclusive.

(iii) The definitions contained in any Specified Document are equally applicable to both the singular and plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(iv) Any agreement, instrument, statute or regulation defined or referred to below means such agreement, instrument, statute or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

(b) Definitions

All terms defined in this Appendix shall have the defined meanings when used in any Specified Document, unless otherwise specified or defined therein.

“Account Bank” means Wells Fargo Bank, National Association, or any successor thereto in its capacity as Account Bank under the Account Control Agreement.

App. A-1

“Account Control Agreement” means the Securities Account Control Agreement, dated on or about the date hereof, among the Borrower, the Administrative Agent and the Account Bank, pursuant to which the Borrower grants exclusive control over the Accounts to the Administrative Agent.

“Accounts and Receivables Analysis” means, with respect to a Receivables Pool and a First Tier Receivables Pool, the accounts and receivables analysis set forth in Schedule 6 attached to the related Pool Supplement and Schedule 4 attached to the related First Step Pool Supplement, respectively.

“Action Plan”, with respect to a Receivables Pool, has the meaning set forth in Section 3.16(d) of the Master Servicing Agreement.

“Action Plan Meeting”, with respect to a Receivables Pool, has the meaning set forth in Section 3.16(c) of the Master Servicing Agreement.

“Administrative Purchase Payment” means, with respect to an Administrative Receivable within a Receivables Pool to be repurchased as of the last day of a Collection Period, a payment equal to the sum of (i) the Outstanding Principal Balance with respect to such Administrative Receivable as of such date and (ii) the product of (x) the amount set forth in clause (i)(a) above, (y) the APR of such Administrative Receivable and (z) the number of days from the last payment of principal with respect to such Receivable/360.

“Administrative Receivable” means a Receivable which the Servicer has repurchased pursuant to Section 3.8 of the Master Servicing Agreement.

“Affiliate” means, with respect to any specified Person, any other Person controlling, controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Outstanding Principal Balance” means, with respect to a First Tier Receivables Pool or a Receivables Pool and as of any date, the aggregate of the Outstanding Principal Balance of each Receivable in such First Tier Receivables Pool or Receivables Pool, as applicable.

“Ally Bank” means Ally Bank, a Utah chartered bank, and its permitted successors and assigns.

“Ally Bank Controls Effectiveness Review” means the Ally Bank process that assesses a supplier’s risk management controls in compliance with FDIC/FFIEC Third Party Vendor Management guidelines.

“Ally Financial” means Ally Financial Inc., a Delaware corporation, and its permitted successors and assigns.

App. A-2

“Annual Percentage Rate” or “APR” means, with respect to a Receivable, the annual rate of finance charges stated in the Receivable.

“Anti-Corruption Laws” has the meaning set forth in Section 3.28 of the Master Servicing Agreement.

“Applicable Servicing Modification,” with respect to a Banking Regulatory Change, shall be the modification to the Servicer’s servicing standards and practices (i) approved by the Banking Regulator, if the Banking Regulator has approved a different modification than that proposed by the Administrative Agent in the related Notice of Banking Regulatory Change, (ii) if clause (i) is inapplicable, then as approved by the Administrative Agent, if the Administrative Agent has approved a different modification than that proposed by the Purchaser in the related Notice of Banking Regulatory Change, or (iii) otherwise, the modification proposed by the Purchaser in the related Notice of Banking Regulatory Change.

“Authoritative Copy” means, with respect to any Electronic Contract, a copy of such Contract that is unique, identifiable and, except as otherwise provided in Section 9-105 of the UCC, unalterable, and is marked “original” or has no watermark or other marking that would indicate that it is a “copy” or “duplicate” or not an original or not an “authoritative” copy.

“Banking Regulator” means a United States federal or State regulatory agency or instrumentality having authority over U.S. national banks or state chartered banks, including the Office of the Comptroller of the Currency, the Federal Reserve Board, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Federal Financial Institutional Examination Council and the Utah Department of Financial Institutions, or any successor federal or state agency or instrumentality.

“Banking Regulatory Change” will occur if (i) a Banking Regulator adopts or modifies regulations or policies which alter the obligations of U.S. national or state chartered banks in general, or Ally Bank in particular, with respect to the servicing of retail automotive loans and retail automotive installment sales contracts, (ii) such regulations apply to retail automotive installment sale contracts owned or serviced by Ally Bank, (iii) compliance by third parties servicing receivables (as servicer for Ally Bank) owned by Ally Bank is required by law and (iv) such regulations require the Servicer (as servicer for Ally Bank) to implement new servicing standards or practices, or otherwise modify the existing standards or practices, other than those set forth in the Transaction Documents.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Benefit Plan” means any of (i) an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (ii) a plan subject to Section 4975 of the Code or (iii) any entity whose underlying assets include plan assets by reason of investment by an employee benefit plan or plan in such entity.

“Bridgecrest” means Bridgecrest Credit Company, LLC, an Arizona limited liability company, and its permitted successors and assigns.

App. A-3

“Business Continuity Plan” means the document in which the Servicer plans to protect its employees, and continue its most critical business functions in situations where the facilities, people or information technology resources are interrupted for an extended period.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions or trust companies in New York, New York, Wilmington, Delaware, Minneapolis, Minnesota or Detroit, Michigan may, or are required to, remain closed.

“CAR 2016-1” means Carvana Auto Receivables 2016-1 LLC, a Delaware limited liability company.

“Carvana” Carvana, LLC, an Arizona limited liability company.

“CER” has the meaning set forth in Section 3.23 of the Master Servicing Agreement.

“Certificate of Title” means, with respect to a Financed Vehicle, (i) the original Certificate of Title relating thereto, or copies of correspondence to the applicable Registrar of Titles, and all enclosures thereto, for issuance of the original Certificate of Title or (ii) if the applicable Registrar of Titles issues a letter or other form of evidence of lien in lieu of a Certificate of Title (including electronic titling), either notification of an electronic recordation, by either a Title Intermediary or the applicable Registrar of Titles, or the original lien entry letter or form or copies of correspondence to such applicable Registrar of Titles, and all enclosures thereto, for issuance of the original lien entry letter or form, which, in either case, shall name the related Obligor as the owner of such Financed Vehicle and a Title Lien Nominee as secured party.

“Change Order” has the meaning set forth in Section 7.1(b) of the Master Servicing Agreement.

“Change Request” has the meaning set forth in Section 7.1(b) of the Master Servicing Agreement.

“Closing Date” means, with respect to a First Tier Receivables Pool and subject to Section 3.1(e) of the Master Sale Agreement (Warehouse) or a Receivables Pool and subject to Section 4.1(a) of the Master Transfer Agreement, the date on which the related First Step Pool Supplement or Pool Supplement, as applicable, is executed and delivered and the First Step Receivables Purchase Price or the Purchase Price, as applicable, is paid, which will be the same day as the Funding Date in that calendar week under the Loan and Security Agreement.

“CNL” means, with respect to any Receivables Pool and any Settlement Date, the Cumulative Net Losses for such Receivables Pool through the last day of the related Collection Period.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations promulgated thereunder.

“Collateral” has the meaning set forth in Section 1.1 of the Loan and Security Agreement.

App. A-4

“Collateral Custodian” means Wells Fargo Bank, National Association, and its successors and permitted assigns as Collateral Custodian under the Collateral Custodian Agreement.

“Collateral Custodian Agreement” means the Collateral Custodian Agreement, dated on or about December 29, 2016, among the Borrower, the Administrative Agent, the Collateral Custodian and the Account Bank.

“Collection Account” means the segregated account established by the Borrower with Account Bank and subject to the Account Control Agreement, into which all Collections are to be deposited.

“Collection Period” means, with respect to any Settlement Date, the immediately preceding calendar month or, in the case of the initial Collection Period, the Cut-off Date to and including the last day of the month preceding the month in which the first Settlement Date occurs.

“Collection Policy” means, with respect to (i) the initial Servicer, the customary servicing and collection guidelines, policies and procedures of the Servicer, including those attached as Exhibit D to the Servicing Agreement, in effect on the date of the Servicing Agreement, as such guidelines, policies and procedures may be amended, modified, restated, replaced or otherwise supplemented from time to time in accordance with Section 3.1(c) of the Servicing Agreement, and as modified by the Servicing Exceptions and the Process Remediations attached to the Servicing Agreement as Exhibit F, if any, or (ii) any successor Servicer, the customary servicing and collection guidelines, policies and procedures of such successor Servicer with such changes as shall be required by the Administrative Agent and agreed to in writing by such successor Servicer and the Administrative Agent, as such agreed upon guidelines, policies and procedures may be changed from time to time in accordance with Section 3.1(c) of the Servicing Agreement.

“Collections” means all amounts collected by the Servicer or its agents (from whatever source) or otherwise turned over to the Collection Account on or with respect to the related Receivables or the other Collateral.

“Commission” means the Securities and Exchange Commission.

“Commitment Period” means the period beginning on December 29, 2016 and ending on the Commitment Termination Date.

“Commitment Termination Date” means any date agreed upon in writing by Seller, the Trust and the Administrative Agent pursuant to which the Trust’s commitment to purchase Receivables from Transferor shall expire.

“Commitment Termination Event” has the meaning specified in the Loan and Security Agreement.

“Confidential Information” means all information and material of any type, scope or subject matter whatsoever relating to the Administrative Agent, the Lenders, the Transferor,

App. A-5

Carvana, the Servicer or any of their subsidiaries, whether oral or written, and howsoever evidenced or embodied, which each Party, each Party’s representatives or agents (including any officers of any Party or any of their subsidiaries) may furnish to the other, or to which either Party is afforded access by the other Party, either directly or indirectly for purposes of such Party’s participation in the transactions contemplated by the Loan and Security Agreement. However, “Confidential Information” shall not include information or material of a Party which (i) becomes generally available to the public other than as a result of a disclosure by the receiving Party or its agents and other representatives, (ii) was available to the receiving Party on a non-confidential basis prior to its disclosure by the disclosing Party, (iii) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or the disclosing Party’s representatives or agents, provided that such source is not, to receiving Party’s knowledge, bound by a confidentiality agreement or otherwise prohibited from transmitting the information to the Administrative Agent, the Lenders, Carvana, the Servicer or the Transferor by a contractual, legal or fiduciary obligation or (iv) consists of the documents evidencing the consummation of the transactions contemplated by the Transaction Documents so long as all references to the other Party and all information specific to the assets sold or price paid pursuant to the transactions are removed.

“Contract” means any fully-executed retail installment sale contract, direct purchase money loan or conditional sale contract for a Financed Vehicle under which an extension of credit is made in the ordinary course of business of Carvana to an Obligor and which is secured by the related Financed Vehicle.

“Credit Policy” means the credit underwriting guidelines, policies and procedures that Carvana and its Subsidiaries utilize in originating or acquiring retail installment sales contracts, including the credit policies as attached as Exhibit D to the Loan and Security Agreement, as such guidelines, policies and procedures may be changed from time to time in accordance with Section 6.2(k) of the Loan and Security Agreement.

“Cumulative Net Losses” means, with respect to a Receivables Pool as of any Settlement Date, the sum of (i) the aggregate Net Losses experienced on all Liquidating Receivables with such Receivables Pool from the first day of the related Origination Period through the end of the related Collection Period and (ii) the Outstanding Principal Balance as of the Pool Termination Date of any Receivables within such Receivables Pool outstanding on the related Pool Termination Date.

“Customer Information” has the meaning set forth in Section 2(b) of the Master Confidentiality and Reconstitution Agreement.

“Cut-off Date” or “Cutoff Date” means, with respect to any Receivable acquired by the Borrower and made a part of the Collateral, the last day of the preceding calendar week; provided that for the purpose of this definition, Sunday shall be deemed to be the last day of the calendar week.

“Cutoff Date Aggregate Outstanding Principal Balance” means, with respect to a First Tier Receivables Pool or a Receivables Pool and as of the applicable Cutoff Date, the aggregate of the Outstanding Principal Balance of each Receivable in such First Tier Receivables Pool or Receivables Pool as of the applicable Cutoff Date, as applicable.

App. A-6

“Disclosure Information” has the meaning set forth in Section 3(a)(iv) of the Master Confidentiality and Reconstitution Agreement.

“DriveTime” means DriveTime Automotive Group, Inc., a Delaware corporation, and its permitted successors and assigns.

“Electronic Contract” means a Contract that constitutes “electronic chattel paper” under and as defined in Section 9-102(31) of the UCC.

“Eligible Receivable” has the meaning set forth in Section 1.1 of the Loan and Security Agreement.

“E-Vault Provider” means eOriginal, Inc.

“Event of Servicing Termination” or “Servicing Termination Event” means an event specified in Section 6.1 of the Master Servicing Agreement.

“Exchange Act” means The Securities Exchange Act of 1934.

“FDIC/FFIEC Third Party Vendor Management” means the guidance to address the management by a regulated entity of third and fourth party suppliers issued by the Federal Deposit Insurance Corporation, the Federal Financial Institutions Examination Council or any other regulatory entity that covers a business in which Ally Bank or an Ally Bank Affiliate currently operates or may look to operate in the future.

“Financed Vehicle” means, with respect to a Receivable, any new or used automobile, light-duty truck, minivan or sport utility vehicle, together with all accessories thereto, securing such Receivable.

“First Step Pool Supplement” means the First Step Pool Supplement, in the form of Exhibit A to the Master Sale Agreement, executed by CAR 2016-1 and the Seller on each Closing Date.

“First Step Receivables Assignment” means the document of assignment attached as Schedule 4 to the First Step Pool Supplement executed by the Seller.

“First Step Receivables Purchase Price” means, with respect to a First Tier Receivables Pool, an amount equal to the Purchase Price for such First Tier Receivables Pool for the related Closing Date.

“First Tier Receivables Pool” has the meaning set forth in the recitals to the Master Sale Agreement.

“Freestyle Selection” means the random order that the Receivables are to be selected in the System of Record, after consideration of the Purchase Percentage and the criteria for a Receivable to be an Eligible Receivable. The Receivables to be sold to by the Seller to the Transferor will be based on the contract number of the Receivables. Subject to the provisions

App. A-7

and restrictions contained in the Master Sale Agreement (Warehouse), the Seller shall sell to the Transferor all Receivables where the ninth and tenth digits of the contract number (such number, the “randomization code”) are a number from 01 through the number equal to the Purchase Percentage (it being understood that a Purchase Percentage of 100 would have a randomization code of 00) or, with respect to any Previously Originated Receivable that later becomes an Eligible Receivable, such Previously Originated Receivable shall be included in such Receivables Pool if its randomization code falls within the Purchase Percentage for its related Origination Period. For example, if the Purchase Percentage for an Origination Period is 85%, the Seller would sell Receivables with contract numbers ending in 01 through 85, and retain Receivables with contract numbers ending in 86 through 00. The Seller shall ensure that contract numbers are assigned randomly as they are entered into the System of Record and in no way adverse to the Trust, the Administrative Agent or the Lender(s).

“GAP Letter” has the meaning set forth in Section 3.13 of the Master Servicing Agreement.

“General Change” has the meaning set forth in Section 3.18(b) of the Master Servicing Agreement.

“GLBA” means the Gramm-Leach-Bliley Act and its implementing regulations.

“Governmental Authority” means any government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the applicable Person.

“Governmental Rules” means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions, of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.

“Information Recipient” has the meaning set forth in Section 3.26 of the Master Servicing Agreement.

“Information Security Program” has the meaning set forth in Section 3.17(b) of the Master Servicing Agreement.

“Insolvency Event” means with respect to a specified Person, such Person shall (A) file a petition or commence a proceeding (1) to take advantage of any Insolvency Law or (2) for the appointment of a trustee, conservator, receiver, liquidator or similar official for or relating to such Person or all or substantially all of its property, or for the winding up or liquidation of its affairs, (B) consent or fail to object to any such petition filed or proceeding commenced against or with respect to it or all or substantially all of its property, or any such involuntary petition or proceeding shall not have been dismissed or stayed within sixty (60) days of its filing or commencement, or a court, agency or other supervisory authority with jurisdiction shall not have decreed or ordered relief with respect to such petition or proceeding, (C) admit in writing its inability to pay its debts generally as they become due, (D) make an assignment for the benefit of its creditors, (E) voluntarily suspend payment of its obligations or (F) take any action in furtherance of any of the foregoing

App. A-8

“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization, suspension of payments, marshaling of assets and liabilities or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” means with respect to any Person, any bankruptcy, insolvency, arrangement, rearrangement, conservatorship, moratorium, suspension of payments, readjustment of debt, reorganization, receivership, liquidation, marshaling of assets and liabilities or similar proceeding of or relating to such Person under any Insolvency Laws.

“Inspection Standard” has the meaning set forth in Section 3.18(a) of the Master Servicing Agreement.

“Insurance Policy” means, with respect to any Receivable, an insurance policy covering physical damage, warranties, debt cancellation, credit life, credit disability, theft, mechanical breakdown or similar event with respect to the related Financed Vehicle or the related Obligor, as applicable.

“Lender” means each signatory to the Loan and Security Agreement as a lender, and the successors and permitted assigns of any lender from time to time that becomes a party hereto by execution of an assignment.

“Lien” means any security interest, lien, charge, pledge, equity, or encumbrance of any kind.

“Liquidating Receivable” means a Receivable as to which the Servicer (i) has reasonably determined, in accordance with its customary servicing procedures, that eventual payment of amounts owing on such Receivable is unlikely, or (ii) has repossessed and disposed of the Financed Vehicle.

“Liquidation Expenses” means, with respect to a Liquidating Receivable, the actual reasonable out-of-pocket costs of liquidation not to exceed $550 (or such greater amount as the Servicer determines is reasonably necessary in accordance with its customary procedures to refurbish and dispose of a liquidated Financed Vehicle).

“Liquidation Proceeds” means, with respect to a Liquidating Receivable, all amounts realized with respect to such Receivable net of Liquidation Expenses and any amounts that are required to be refunded to the Obligor on such Receivable, but in any event not less than zero.

“Loan-to-Value Ratio” or “LTV” has the meaning set forth for LTV in Section 1.1 of the Loan and Security Agreement.

“Master Sale Agreement” or “Master Sale Agreement (Warehouse)” means the Master Sale Agreement (Warehouse), dated on or about December 29, 2016, by and among Carvana, LLC and Carvana Auto Receivables 2016-1 LLC, as the same may be amended, restated, supplemented or otherwise modified from time to time.

App. A-9

“Master Sale Agreement (Flow)” means the Master Sale Agreement (Flow), dated as of December 22, 2016, by and among Carvana, LLC and Carvana Auto Receivables 2016-1 LLC, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Master Servicing Agreement” or “Servicing Agreement” means the Master Servicing Agreement (Warehouse), to be dated on or about December 29, 2016, by and among Carvana, the Servicer, the Trust and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Master Servicing Agreement (Flow)” means the Master Servicing Agreement (Flow), to be dated on or about December 29, 2016, by and among Carvana, the Servicer and the Purchasers, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Master Transfer Agreement” means the Master Transfer Agreement, dated on or about December 29, 2016, by and among Carvana Auto Receivables 2016-1 LLC and Sonoran Auto Receivables Trust 2016-1, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means, with respect to any Person and to any event or circumstance, a material adverse effect on (i) the business, financial condition, operations, performance or properties of such Person, (ii) the validity or enforceability of the Loan and Security Agreement or any other Transaction Document or the validity, enforceability or collectability of (a) a material portion of the Receivables, or (b) a material portion of the Collections or the security interests in the Financed Vehicles, (iii) the rights and remedies of the Administrative Agent and Secured Parties, (iv) the ability of such Person to perform its obligations under the Loan and Security Agreement or any Transaction Document to which it is a party or (v) the status, existence, perfection, priority or enforceability of the Administrative Agent’s or any Lender’s interest in the Collateral.

“Monthly Data File” has the meaning set forth in Section 4.3 of the Master Servicing Agreement.

“Monthly Servicer Report” has the meaning set forth in Section 4.3 of the Master Servicing Agreement.

“Net Loss” means, with respect to a Receivables Pool, (i) as of any Settlement Date, for each Liquidating Receivable in such Receivables Pool, the Outstanding Principal Balance of such Liquidating Receivable when it became a Liquidating Receivable minus all Liquidation Proceeds received with respect to such Liquidating Receivable on or before the last day of the related Collection Period and (ii) as of the related Pool Termination Date, and with respect to each Receivable then outstanding within such Receivables Pool, the Outstanding Principal Balance of such Receivable as of the last day of the related Collection Period.

App. A-10

“Notice of Banking Regulatory Change” has the meaning set forth in Section 3.18(a) of the Master Servicing Agreement.

“Notified Total Costs” has the meaning set forth in Section 3.18(b) of the Master Servicing Agreement.

“NPPI” means “non-public personal information” as defined in 16 C.F.R. § 314.2(b) (2003) as well as any information that identifies a customer or consumer (as such terms are defined by the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. § 6801 et seq.), as amended from time to time) and information from which a customer’s or consumer’s identity can be ascertained, either from the information itself or by combining the information with information from other sources. NPPI also includes any information Ally Financial or Ally Bank (including any of their Affiliates) may directly or indirectly disclose to the Servicer or any Servicer agent or which the Servicer or any Servicer agent may collect or otherwise have access to due to the Servicer or the Servicer agents’ relationship with Ally Financial, Ally Bank or any of their Affiliates that relates to an individual. This includes, but is not limited to, financial information; medical or health related information; credit history; income; financial benefits; application, loan or claim information; names or lists of individuals derived from nonpublic personally identifiable information or otherwise derived from Ally Financial, Ally Bank or any of their Affiliates; and the identification of an individual as an Ally Financial or Ally Bank customer or as an individual Ally Financial or Ally Bank claimant.

“Obligor” means the purchaser or co-purchasers of the Financed Vehicle or any other Person who owes payments under a Receivable.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by a Responsible Officer of such Person.

“OFSS” or “Outward Facing Supplier Standards” has the meaning set forth in Section 3.23 of the Master Servicing Agreement.

“Operations Diligence” has the meaning set forth in Section 3.15(c) of the Master Servicing Agreement.

“Opinion of Counsel” means a written opinion of counsel, which counsel may be internal or external counsel to a Party, reasonably acceptable to the Party receiving such opinion.

“Original Amount Financed” means, with respect to a Receivable and as of the date on which such Receivable was originated, the aggregate amount advanced under the Receivable toward the purchase price of the Financed Vehicle, including accessories, vehicle delivery fees, insurance premiums, service and warranty contracts and other items customarily financed as part of automobile and light truck retail installment sale contracts or direct purchase money loans and related costs.

“Original Contract Documents” means with respect to each Receivable, (i) the original Contract and (ii) the Certificate of Title or evidence that such Certificate of Title has been applied for. For the avoidance of doubt, an Authoritative Copy of an electronic document shall constitute an original.

App. A-11

“Origination Period” means, each calendar week during the period beginning with the week of December 12, 2016, and ending with the week containing the last day of the Commitment Period; provided, that, with respect to the initial First Tier Receivables Pool and Receivables Pool, respectively, the “Origination Period” shall be the period consented to by the Administrative Agent.

“Outstanding Principal Balance” means, with respect to a Receivable and as of any date, the Original Amount Financed, less:

(i) payments received from or on behalf of the related Obligor prior to such date allocable to principal;

(ii) any refunded portion of extended warranty protection plan costs, physical damage, credit life or disability, warranties, debt cancellation and other insurance premiums included in the Original Amount Financed and allocable to principal;

(iii) any Administrative Purchase Payment or Warranty Payment to the extent allocable to principal; and

(iv) any Liquidation Proceeds previously received on or prior to the last day of the related Collection Period allocable to principal with respect to such Receivable.

“Owner Trustee” means Wilmington Trust, National Association, acting not in its individual capacity, but solely as Owner Trustee for the Borrower, or any successor Owner Trust pursuant to the terms of the Trust Agreement.

“Party” means, with respect to each Transaction Document, each Person that is a party to such Transaction Document, and its permitted successors and assigns.

“Performance Guarantor” means DriveTime Automotive Group, Inc. and its successors and permitted assigns under the Servicing Agreement.

“Pool Balance” means, with respect to a First Tier Receivables Pool or a Receivables Pool, as applicable, as of the close of business of the last day of a Collection Period, the Aggregate Outstanding Principal Balance of the Receivables in such First Tier Receivables Pool or Receivables Pool (excluding Administrative Receivables and Warranty Receivables and Liquidating Receivables as of such date).

“Pool Supplement” means the Pool Supplement, in the form of Exhibit A to the Master Transfer Agreement executed by the Transferor and the Trust on each Closing Date.

“Previously Originated Receivable” means, for any Closing Date and the related Receivables Pool, an Eligible Receivable originated in a prior Origination Period that met the eligibility criteria to be included in a Receivables Pool that could have been sold to the

App. A-12

Purchasers pursuant to the Master Sale Agreement (Warehouse) and Master Transfer Agreement on a prior Closing Date but for (i) the Seller not having completed ministerial administrative procedures for such Receivable (such as validating receipt of the down payment) or (ii) the failure to satisfy the representations and warranties regarding the information provided for such Receivable on the related Schedule of Receivables in Section 4.2(cc)(iii) of the Master Sale Agreement (Warehouse) and the Master Transfer Agreement and such Receivable was removed or repurchased from a prior First Tier Receivables Pool or Receivables Pool, as applicable, solely as a result of such failure (and not for any other reason); provided, that no such Receivable shall have been originated earlier than the [***] day prior to the related Cutoff Date.

“Program” has the meaning set forth in Section 3.25 of the Master Servicing Agreement.

“Purchase Percentage” means, for an Origination Period, the corresponding “Purchase Percentage” for the corresponding origination period pursuant to the Master Sale Agreement (Flow).

“Purchase Price” means for any First Tier Receivables Pool or Receivables Pool, the fair market value determined from time to time by Carvana, the Transferor and the holder of the certificates issued by the Trust.

“Purchased Property” has the meaning set forth in Section 3.1(a) of the Master Transfer Agreement.

“Purchased Receivables” means, as applicable, all Receivables purchased by CAR 2016-1 in any First Tier Receivables Pool pursuant to the Master Sale Agreement and all Receivables purchased by the Purchaser in any Receivables Pool pursuant to the Master Purchase and Sale Agreement.

“Purchaser Inspection Parties” has the meaning set forth in Section 3.19(a) of the Master Servicing Agreement.

“Purchasers” means either Ally Bank or Ally Financial, and its permitted successors and assigns, if the reference to “Purchaser” relates to Receivables purchased by a specified Purchaser, or both Ally Bank and Ally Financial, and their permitted successors and assigns, if the reference to “Purchaser” or “Purchasers” relates to the Receivables or the Receivables Pools as a whole, as the context may require.

“Quarterly Operations Review” has the meaning set forth in Section 3.15(a) of the Master Servicing Agreement.

“Quarterly Review Event” has the meaning set forth in Section 3.15(c) of the Master Servicing Agreement.

“Receivable” means a Contract for a Financed Vehicle and any amendments, modifications or supplements to such retail installment sale contract that is included in the Schedule of Receivables attached as Schedule 5 to each Pool Supplement. The term “Receivable” does not include any Repurchased Receivable.

[***]	Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

App. A-13

“Receivable Files” means, with respect to each Receivable and the related Contract, collectively, the Original Contract Documents and the Servicer Files.

“Receivables Assignment” means, with respect to each Receivables Pool, the document of assignment attached as Schedule 3 to the related Pool Supplement.

“Receivables Pool” shall have the meaning given to such term in Section 3.1 of the Master Transfer Agreement.

“Receivables Pool CNL Ratio” means, for any Settlement Date, the ratio of (i) net losses with respect to the Receivables included in a Receivables Pool during the related Collection Period to (ii) the difference between the beginning balance of the Outstanding Principal Balance for such Collection Period and the ending balance of the Outstanding Principal Balance for such Collection Period, in each case with respect to the Receivables included in such Receivables Pool.

“Receivables Pool CNL Ratio Comparison” means, with respect to a Receivables Pool on any Settlement Date, (x) the Receivables Pool CNL Ratio for such Receivables Pool reported on any Settlement Date for the related Collection Period, divided by (y) the Carvana entire portfolio cumulative net loss ratio for the same Collection Period.

“Receivables Purchase Rate” the rate agreed upon from time to time by Carvana, the Transferor and the holders of the certificates issued by the Trust.

“Receivables System” means the principal computer system of the Servicer used in the servicing of retail installment sales contracts and direct purchase money loans, including back up archives.

“Regulation AB” Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (January 7, 2005)), in the adopting release (Asset-Backed Securities Disclosure and Registration, Securities Act Release 33-9638, 79 Fed. Reg. 57,184 (September 24, 2014)) and in any adopting release in respect of any amendment with respect to any of the foregoing or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Regulator Inspection Parties” has the meaning set forth in Section 3.19(a) of the Master Servicing Agreement.

“Relationship Manager” has the meaning set forth in Section 3.24 of the Master Servicing Agreement.

App. A-14

“Re-Liening Expenses” means any costs associated with the revision of the Certificates of Title pursuant to Section 2.14 of the Loan and Security Agreement.

“Re-Liening Trigger Event” has the meaning agreed upon by the Seller, the Trust and the Administrative Agent.

“Remediation” has the meaning set forth in Section 5.1(r) of the Master Servicing Agreement.

“Repurchased Receivable” means any repurchased Administrative Receivable or repurchased Warranty Receivable.

“Requirements of Law” means, with respect to any Person, all (a) requirements of applicable federal, state and local laws, and regulations thereunder and (b) orders, decrees, directives, rules and binding guidelines of, or agreements, with any Governmental Authority that are directed to or binding on such Person or such Person’s business, operations, services (including, with respect to the Servicer, the Servicer’s obligation to service the Collateral for the benefit of the Lenders pursuant to the Servicing Agreement) or assets, including, in each case, usury laws, Utah banking laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Consumer Financial Protection Bureau’s Regulations “B” and “Z,” the Servicemembers Civil Relief Act of 2003, the Texas Consumer Credit Code, the United States Foreign Corrupt Practices Act of 1977, the Patriot Act and state adaptations of the National Consumer Act and the Uniform Consumer Credit Code and other consumer credit laws and equal credit opportunity and disclosure laws; provided, that, in each case with respect to clauses (a) and (b) above, with respect to the Servicer’s obligations described in the Servicing Agreement, “Requirements of Law” shall not include any items described in clauses (a) or (b) above that are directed to or binding on Ally Financial or Ally Bank solely as a result of such Peron’s status as a bank holding company or Utah charted bank, respectively, unless otherwise specified on Exhibit E to the Servicing Agreement. Following the Closing Date during the term of the Servicing Agreement, should the Servicer offer or enter into any subsequent agreement with another Person to service assets on behalf of such Person in compliance with, or provide indemnity for breach of, Requirements of Law applicable to Ally Financial or Ally Bank that are excluded from this definition as a result of the preceding proviso, then this definition shall be deemed to be modified to include such broader provision without any further action of the Parties.

“Responsible Officer” means (a) When used with respect to any Person other than the Owner Trustee, Collateral Custodian or Account Bank, any officer of such Person, including any president, vice president, assistant vice president, secretary, assistant secretary or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject, (b) with respect to the Owner Trustee, any officer within the Corporate Trust Administration office of the Owner Trustee with direct responsibility for the administration of the Trust Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such

App. A-15

officer’s knowledge of, and familiarity with, the particular subject, (c) with respect to the Borrower, the Owner Trustee or the Trust Administrator, and (d) with respect to the Collateral Custodian or Account Bank, any officer in the Corporate Trust Office of the such Person, including any president, vice president, executive vice president, assistant vice president, treasurer, secretary, assistant secretary, corporate trust officer or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject, and, in each case, having direct responsibility for the administration of the Loan and Security Agreement and the other Transaction Agreements to which such Person is a party.

“Schedule of Receivables” means, the list identifying the Receivables attached as Schedule 5 to each Pool Supplement (which list may be in the form of electronic file, microfiche, disk or other means acceptable to the Purchaser, or pursuant to the Master Sale Agreement).

“Securities Act” means the Securities Act of 1933.

“Selection Procedures” means, the process for selecting Eligible Receivables for inclusion in any First Tier Receivables Pool and Receivables Pool pursuant to Section 3.1(d) of the Master Sale Agreement whereby such First Tier Receivables Pool and Receivables Pool is selected by the Seller and Transferor utilizing the System of Record under a Freestyle Selection. Such selection shall be made subject to the Eligible Receivable criteria and the sequential contract number assignment described in Section 3.1(d) of the Master Sale Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 6.11 of the Master Sale Agreement (Warehouse).

“Servicer” means initially Bridgecrest Credit Company, LLC as the servicer of the Receivables, or any permitted successor or assignee thereto under the Master Servicing Agreement.

“Servicer Coverage” has the meaning set forth in Section 3.22 of the Master Servicing Agreement.

“Servicer Files” means the documents specified in Section 2.1 of the Master Servicing Agreement.

“Servicer Review Trigger Event” has the meaning set forth in Section 3.16 of the Master Servicing Agreement.

“Servicer Termination Threshold Event” means, with respect to the sold Receivables Pools, on any Settlement Date, the aggregate CNL for such Receivables Pools shall be equal to [***]% or greater of the aggregate Administrative Agent’s estimated Cumulative Net Losses for such Receivables Pools on such Settlement Date.

[***]	Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

App. A-16

“Servicing Criteria” means “Servicing Criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

“Servicing Exception” means any exceptions or supplements to the Collections Policy specified on Exhibit E to the Servicing Agreement (including any requirement of federal, state or local law, or any regulation or any order, decree, directive, rule and binding guideline of, or agreement, with any Governmental Authority applicable to the Lender solely as a result of the Lender’s status as a bank holding company or a bank, as applicable, that the Administrative Agent determines requires revisions to the existing Collections Policy), as may be amended or supplemented from time to time by the Administrative Agent

“Servicing Fee” means the fee payable to the Servicer in accordance with the Servicing Agreement and Section 2.11(a) of the Loan and Security Agreement, which fee shall be equal to the product of (x) the Servicing Fee Rate, (y) the Principal Balance of the Receivables held by the Borrower as of the open of business on first Business Day of the related Monthly Period, and (z) a fraction, the numerator of which is thirty (30) and the denominator of which is three hundred sixty (360).

“Servicing Fee Rate” has the meaning agreed upon by the Parties.

“Settlement Date” means the fifteenth (15th) day of each calendar month beginning in the calendar month after the Closing Date.

“Settlement Report” means a monthly statement (including a data tape) prepared and delivered on or prior to the Business Day preceding the applicable Settlement Date to the Administrative Agent, the Lender(s), the Owner Trustee, the Account Bank and the other Persons specified in the Servicing Agreement by the Servicer with respect to the immediately preceding calendar month, which shall be in substantially the form of Exhibit G-1 to the Loan and Security Agreement, as such form may be amended from time to time.

“SOC 1” has the meaning set forth in Section 3.13 of the Master Servicing Agreement.

“State” means any of the 50 states of the United States of America, or the District of Columbia.

“System of Record” means the computer system and programs in place on the date that the Master Sale Agreement (Warehouse) become effective (as such system may be updated or otherwise modified) utilized by Carvana to select Receivables for each First Tier Receivables Pool under the Master Sale Agreement (Warehouse).

“Three-Month Average Receivables Pool CNL Ratio Comparison” means, on any Settlement Date, the average of the Receivables Pool CNL Ratio Comparison with respect to a Receivable Pool for such Settlement Date and the two Settlement Dates preceding such Settlement Date.

“Title Intermediary” means, VINTek or another title administration service provider approved in writing by the Seller and Purchasers.

App. A-17

“Title Lien Nominee” means Carvana LLC or GFC Lending LLC (or any other name approved in writing by the Administrative Agent).

“Transaction Documents” means the Loan and Security Agreement, the Master Sale Agreement (Warehouse), the Master Transfer Agreement, the Servicing Agreement, the Collateral Custodian Agreement, the Account Control Agreement, the Trust Agreement, and any other document, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the transactions contemplated by the Loan and Security Agreement or any of the other foregoing documents.

“Transferor Indemnified Parties” has the meaning set forth in Section 6.11 of the Master Transfer Agreement.

“Treasury Regulations” means the regulations, including proposed or temporary regulations, promulgated under the Code. References herein to specific provisions of proposed or temporary regulations shall include analogous provisions of final Treasury Regulations or other successor Treasury Regulations.

“Trust Administrator” means Carvana, or any successor Trust Administrator pursuant to the Loan and Security Agreement or the Trust Agreement.

“Trust Agreement” means that certain amended and restated trust agreement of the Borrower, dated on or about the date hereof, between the Transferor and the Owner Trustee.

“Warranty Payment” means, with respect to a Warranty Receivable within a First Tier Receivables Pool or a Receivables Pool, as applicable, to be repurchased as of the last day of a Collection Period, a payment equal to the sum of (i) the Outstanding Principal Balance with respect to such Warranty Receivable as of such date and (ii) the product of (x) the amount set forth in clause (i)(a) above, (y) the APR of such Warranty Receivable and (z) the number of days from the last payment of principal with respect to such Receivable/360.

“Warranty Receivable” means a Receivable which the Transferor has repurchased pursuant to Section 7.2 of the Master Transfer Agreement or the Seller has repurchased pursuant to Section 7.2 of the Master Sale Agreement (Warehouse).

*        *        *         *        *

App. A-18